                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BUSINESS OBJECTS S.A.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            [BUSINESS OBJECTS LOGO]

                                SOCIETE ANONYME
                   WITH A SHARE CAPITAL OF 6,102,682.90 EUROS
                 REGISTERED OFFICE : 157-159 RUE ANATOLE FRANCE
                             92300 LEVALLOIS-PERRET
                         R.C.S. NANTERRE B 379 821 994
                            ------------------------

       NOTICE TO HOLDERS OF AMERICAN DEPOSITARY SHARES OF AN ORDINARY AND EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 12, 2001

     NOTICE IS HEREBY GIVEN THAT an Ordinary and Extraordinary General Meeting of the shareholders of Business Objects S.A., a French corporation (the "Company"), will be held on June 12, 2001 at 2.00 p.m. at CNIT La Defense, Salle Andrews, 2 Place de la Defense, 92053 Paris La Defense, France, in order to vote on the following items:

Within the authority of the Ordinary General Meeting, the following items will be voted on:

    1        To approve the financial statements of Business Objects S.A for the year ended December 31, 2000.
    2        To allocate the profits of the year ended December 31, 2000.
    3        To renew the term of office of Mr. Bernard Charles as
             Director.
    4        To renew the term of office of Mr. Albert Eisenstat as
             Director.
    5        To renew the term of office of Mr. Arnold Silverman as
             Director.
    6        To authorize the Board of Directors to repurchase shares of the Company.

Within the authority of the Extraordinary General Meeting, the following items will be voted on:

    7 - 9    To issue an aggregate of 45,000 share warrants to certain
             Directors.
    10 To re-affirm the price setting conditions of shares reserved for issuance under the French Employee Savings Plan.
    11       To reserve 50,000 shares for issuance under the French
             Employee Savings Plan.
    12 To re-affirm the price setting conditions of shares reserved for issuance under the 1995 International Employee Stock
             Purchase Plan.
    13       To reserve 200,000 shares for issuance under the 1995
             International Employee Stock Purchase Plan.
    14 - 15  To amend the articles of association of the Company.
    16 To authorize capital reductions by cancellation of treasury shares.

     The foregoing items are more fully described in the Proxy Statement accompanying this notice.

                                          By Order of the Board of Directors

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED VOTING INSTRUCTION CARD IN THE ENVELOPE PROVIDED. IF THE QUORUM FOR THE ORDINARY AND/OR THE EXTRAORDINARY MEETING IS NOT MET ON JUNE 12, 2001, YOU WILL BE INVITED TO VOTE AT A MEETING ON JUNE 22, 2001 ON THE SAME AGENDA AS DESCRIBED IN THIS NOTICE.

                            [BUSINESS OBJECTS LOGO]

                                PROXY STATEMENT

         FOR ORDINARY AND EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

                               PROCEDURAL MATTERS

GENERAL; RECORD DATE

     This Proxy Statement is being furnished in connection with the solicitation of Voting Instruction Cards by the Board of Directors of Business Objects S.A. ("the Company") for use at the Ordinary and Extraordinary General Meeting of Shareholders (the "Meeting") to be held on June 12, 2001 at 2:00 p.m., France time, and at any adjournment thereof, for the purposes set forth herein. The Meeting will comprise both an Ordinary and an Extraordinary General Meeting of the Company's shareholders.

     The Meeting will be held at CNIT La Defense, Salle Andrews, 2 Place de la Defense, 92053 Paris La Defense, France. The Company's principal executive offices are located at 157-159 rue Anatole France 92309 Levallois-Perret, France, and the telephone number at that location is (331) 41 25 21 21.

     These solicitation materials were mailed on or about May 4, 2001, to all holders of American Depositary Shares as of April 16, 2001 (the "Record Date"). The number of shares entitled to vote at the Meeting as of the Record Date is 61,073,804.

INFORMATION CONCERNING VOTING

     Pursuant to a program sponsored by us, our ordinary shares (the "Ordinary Shares") are traded in the United States in the form of American Depositary Shares, each American Depositary Share corresponding to one Ordinary Share deposited with The Bank of New York (the "Depositary"). Our Ordinary Shares are also traded in France on the Premier Marche of Euronext Paris S.A.

     You may vote by using the enclosed Voting Instruction Card. If you wish to vote directly the Ordinary Shares underlying your American Depositary Shares and attend the Meeting, you must contact the Depositary in order to become an owner of the Ordinary Shares corresponding to your American Depositary Shares prior to May 18, 2001.

QUORUM REQUIRED UNDER FRENCH LAW

     The required quorum for ordinary resolutions is one-fourth of the total outstanding Ordinary Shares with voting rights. If such quorum is not met, a second shareholders' meeting will be held. At this second meeting, no quorum is required for ordinary resolutions.

     The required quorum for extraordinary resolutions is one-third of the total outstanding Ordinary Shares with voting rights. If such quorum is not met, a second shareholders' meeting will be held. At this second meeting, the quorum required for extraordinary resolutions is one-fourth of the total outstanding Ordinary Shares with voting rights on second call.

     Ordinary Shares that are voted "FOR," "AGAINST" or "ABSTAIN" from a matter are treated as being present at the Meeting for purposes of establishing a quorum.

MAJORITY VOTE REQUIRED UNDER FRENCH LAW

     Passage of ordinary resolutions requires the affirmative vote of a majority of the Ordinary Shares present or represented at the Meeting.

     Passage of extraordinary resolutions requires the affirmative vote of two-thirds of the Ordinary Shares present or represented at the Meeting.

VOTING BY HOLDERS OF AMERICAN DEPOSITARY SHARES

     You are entitled to notice of this Meeting, and may vote the Ordinary Shares underlying your American Depositary Shares at the Meeting in one of two ways: (A) by properly completing and returning the enclosed Voting Instruction Card to the Depositary by no later than June 6, 2001 (the "Receipt Date"), you will cause the Depositary to vote the Ordinary Shares underlying the American Depositary Shares in the manner prescribed in the Voting Instruction Card as more fully described below; or (B) you may elect to exchange your American Depositary Shares for Ordinary Shares and may attend the Meeting and vote the Ordinary Shares in person.

     The significant differences between these two alternatives are as follows:
(i) a holder of American Depositary Shares will not be entitled to attend the Meeting in person but must rather rely upon the Depositary for representation;
(ii) a holder of American Depositary Shares may not have the opportunity to consider or vote on any matters which may be presented at the Meeting other than those described in this Proxy Statement or any further solicitation made by Business Objects S.A.; (iii) a holder of American Depositary Shares is not entitled to present proposals at the Meeting for consideration at such Meeting; and (iv) a holder of Ordinary Shares must actually be the holder of the Ordinary Shares on June 11, 2001 (and hold such Ordinary Shares through the date of the Meeting), and, therefore, holding American Depositary Shares (or Ordinary Shares) on the Record Date will not be sufficient to entitle one to attend or vote at the Meeting.

     Voting Through Depositary. Upon receipt by the Depositary of a properly completed Voting Instruction Card on or before the Receipt Date, the Depositary will, insofar as practicable and permitted under applicable provisions of French law and the articles of association ("Statuts") of Business Objects S.A., vote or cause to be voted the Ordinary Shares underlying American Depositary Shares in accordance with any non-discretionary instructions set forth in such Voting Instruction Card.

     If (i) Voting Instruction Cards are signed but are missing voting instructions, (ii) Voting Instructions Cards are improperly completed, or (iii) no Voting Instruction Card is received by the Depositary from a holder of American Depositary Shares on or before the Receipt Date, the Depositary will deem such holder of American Depositary Shares to have instructed the Depositary to give a proxy to the President of the Meeting to vote in favor of each proposal recommended by our Board of Directors and against each proposal opposed by our Board of Directors.

     Voting Ordinary Shares. Under French law and our Statuts, only shareholders holding Ordinary Shares may vote the Ordinary Shares and attend a shareholders' meeting, subject to the following: (i) holders of registered Ordinary Shares must have the Ordinary Shares registered in their name at least one Paris business day prior to the date of a shareholders' meeting; (ii) holders of bearer Ordinary Shares must, at least one Paris business day prior to the date of a shareholders' meeting, evidence that the bearer Ordinary Shares are being held in a blocked account by producing a certificate issued by the financial intermediary holding the Ordinary Shares. Therefore, in order for a holder of American Depositary Shares to attend the Meeting and vote the Ordinary Shares, such holder must first become the owner of Ordinary Shares underlying the American Depositary Shares. To accomplish this, a holder of American Depositary Shares must deliver, on or before May 18, 2001, his or her American Depositary Shares to the Depositary for cancellation and pay the related exchange charges of the Depositary, as provided in the Deposit Agreement dated September 22, 1994 and amended on May 8, 1996 and December 30, 1998. The Depositary will then request that the Paris office of BNP Paribas as custodian (the "Custodian") of the Ordinary Shares underlying the American Depositary Shares to register such holder in the share register of Business Objects S.A. and will request the Custodian to make arrangements to allow the holder of Ordinary Shares to vote at the Meeting. The Custodian will not permit any transfer of the Ordinary Shares during the "blocked period" of June 11 through June 12, 2001.

RECEIPT DATE

     The Depositary must receive the Voting Instruction Card on or before the Receipt Date, which is June 6, 2001.

REVOCABILITY OF VOTING INSTRUCTIONS

     All American Depositary Shares held by holders entitled to vote and represented by properly completed and executed Voting Instruction Cards received on or prior to the Receipt Date, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on the Voting Instruction Cards. Any voting instructions given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. A Voting Instruction Card may be revoked by filing with The Bank of New York, before June 6, 2001, a written notice of revocation or a duly executed Voting Instruction Card, in either case dated later than the prior Voting Instruction Card relating to the same American Depositary Shares.

EXPENSES OF SOLICITATION

     All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by Business Objects S.A. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of American Depositary Shares for their reasonable expenses in forwarding proxy material to and in soliciting votes from such beneficial owners. Our Directors, officers and employees may also solicit votes in person or by telephone, telegram, letter, facsimile or other means of communication. Such Directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

PROCEDURE FOR SUBMITTING SHAREHOLDER PROPOSALS


     Under French corporate law, owners of Ordinary Shares holding a defined percentage of our share capital may propose new resolutions or modifications to the resolutions presented by the Board of Directors to the shareholders for their approval no later than 10 days following publication of the notice of this Meeting in the "Bulletin des Annonces Legales Obligatoires" ("BALO"). The number of Ordinary Shares required to be held to propose new resolutions for consideration at the Meeting as of the date of this Proxy Statement is 1,640,007. New resolutions or modifications to the resolutions by shareholders must be sent to our registered office at Business Objects S.A., 157-159 rue Anatole France, 92309, Levallois-Perret, France, Attention: President, by registered mail with acknowledgement of receipt requested. We expect to publish a notice of the Meeting in the BALO on or about May 11, 2001.


DOCUMENTS AVAILABLE UPON WRITTEN REQUEST TO THE COMPANY

     The following documents are appended to this Proxy Statement: (i) the text of the report of the Board of Directors, (ii) the text of the resolutions submitted to the Meeting, (iii) the report of the Board of Directors on the activities of the Company in fiscal 2000, (iv) a summary of the unconsolidated financial statements of Business Objects S.A. for fiscal 2000 prepared under French GAAP, and (v) a table showing the unconsolidated results of Business Objects S.A. for the past five fiscal years. This Proxy Statement is mailed together with our Annual Report on Form 10-K, which includes the consolidated financial results of the Company for fiscal 2000 prepared under U.S. GAAP. In addition, you may request copies of additional information, in accordance with French law relating to commercial companies, using the enclosed Request for Information Form. Such additional information may include, but is not limited to, the statutory auditors' reports.

DISCLAIMER REGARDING COMMITTEE REPORTS

     Neither (i) the compensation committee report contained in this Proxy, (ii) the audit committee report contained in this Proxy, or (iii) any other information required to be disclosed herein by Item 306(a) or (b) of Regulation S-K or item 7(e)(3) of Schedule 14A shall be deemed to be "soliciting material" or to be "filed" with the Securities & Exchange Commission, nor shall such information be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended or the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent the Company specifically incorporates it by reference into such filing.

                            ORDINARY GENERAL MEETING

     Within the authority of the Ordinary General Meeting, the following matters will be considered and voted upon:

                                   PROPOSAL 1

            APPROVAL OF THE 2000 UNCONSOLIDATED FINANCIAL STATEMENTS
                            OF BUSINESS OBJECTS S.A.

     In accordance with French corporate law, the Company's financial statements (unconsolidated), prepared under generally accepted accounting principles in France, must be approved by shareholders within six months following the close of the fiscal year. Shareholders are also required to specifically approve certain non-tax deductible expenses, which in the present case correspond mainly to Company car expenses. At the Meeting, the shareholders are being asked to approve the financial statements and these expenses. At the Meeting, the statutory auditors will present their report on the annual financial statements (unconsolidated) of Business Objects S.A.

     The First Resolution sets forth the full text of the shareholder action to which this Proposal relates.

     A summary of the Company's financial statements for fiscal year 2000 as required by French law, as well as the report of the Board of Directors on these financial statements, is appended to this Proxy Statement.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTION TO APPROVE THE
                 FINANCIAL STATEMENTS OF BUSINESS OBJECTS S.A.

                                   PROPOSAL 2

                             ALLOCATION OF PROFITS

     Pursuant to French corporate law, after-tax profits (unconsolidated) of Business Objects S.A. must first be allocated to a "legal reserve" of up to 5% of the annual profits. However, additional allocations for legal reserves are no longer required when the legal reserve reaches 10% of the issued share nominal capital measured as of the close of the fiscal year. After the statutory requirement for allocation to the legal reserve has been met, shareholders may decide to declare a dividend distribution to shareholders, to allocate a portion to a specific reserve and/or to carry the profits forward in retained earnings.

     As of December 31, 2000, the Company's share nominal capital was 6,058,388.10 euros. We propose that of the Company's after-tax profits of 29,897,734.14 euros, 313,651.64 euros shall be allocated to the legal reserve, and the balance of 29,584,082.50 euros shall be carried forward in retained earnings. If this allocation of profits is approved, the legal reserve will amount to 605,838.81 euros, which amount is equal to 10% of the nominal share capital as of December 31, 2000. Pursuant to French law, we remind you that the Company has not declared any dividends during the three previous fiscal years.

     The Second Resolution sets forth the full text of the shareholder action to which this Proposal relates.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTION
                         TO WHICH THIS PROPOSAL RELATES

                              PROPOSALS 3, 4 AND 5

        RENEWAL OF THE TERM OF OFFICE OF MR. CHARLES, MR. EISENSTAT AND
                           MR. SILVERMAN AS DIRECTORS

GENERAL

     In accordance with French law, the Company is managed by its Board of Directors and by its President, who has full executive authority to manage the Company, subject to the prior authorization of the Board of Directors or of the Company's shareholders with respect to certain decisions. The Company's Board of Directors is currently comprised of six members. Each Director is elected for a three-year term. Directors are elected by shareholders and serve in office until the expiration of their respective term, or until their death or resignation, or until their removal, with or without cause, by the shareholders. There is no limitation, other than applicable age limits, on the number of terms that a Director may serve.


     Information regarding the nominees and other Directors of the Company is set forth on page 13.


NOMINEE; PROPOSAL 3

     Mr. Charles' term of office will come to an end at the close of this Meeting. Your Board of Directors proposes that his term of office be renewed for a period of three years expiring at the end of the Ordinary General Meeting called to decide upon the Company's financial statements for the fiscal year ending on December 31, 2003, i.e., at the Annual Meeting to be held in 2004.

     The Third Resolution sets forth the full text of the shareholder action to which this Proposal relates.

NOMINEE; PROPOSAL 4

     Mr. Eisenstat's term of office will come to an end at the close of this Meeting. Your Board of Directors proposes that his term of office be renewed for a period of three years expiring at the end of the Ordinary General Meeting called to decide upon the Company's financial statements for the fiscal year ending on December 31, 2003, i.e., at the Annual Meeting to be held in 2004.

     The Fourth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

NOMINEE; PROPOSAL 5

     Mr. Silverman's term of office will come to an end at the close of this Meeting. Your Board of Directors proposes that his term of office be renewed for a period of three years expiring at the end of the Ordinary General Meeting called to decide upon the Company's financial statements for the fiscal year ending on December 31, 2003, i.e., at the Annual Meeting to be held in 2004.

     The Fifth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE
                 RESOLUTIONS ELECTING THE NOMINEES LISTED ABOVE

                                   PROPOSAL 6

                AUTHORIZATION TO REPURCHASE THE COMPANY'S SHARES


     Your Board of Directors was given the authority to repurchase a maximum of 1,000,000 shares at a price not to exceed E 100, pursuant to the Seventh Resolution adopted at the shareholders meeting held on June 5, 2000. Such authorization will expire on July 7, 2001.


     At the Meeting, shareholders are requested to authorize the Board of Directors to repurchase 2,000,000 shares at a price per share not to exceed 60 euro per share, excluding expenses and commissions, provided, however, that in accordance with French corporate law, the repurchase of shares may not be completed in the event it would reduce the net equity of Business Objects S.A. to an amount lower than the aggregate of its share capital and reserves available for distribution.

     Under such authorization, the share repurchase program would be used, among other things, (i) to make use of excess cash balances, (ii) to provide for shares to be used in the context of the implementation of employee stock purchase plans, (iii) to provide for shares to be used as a consideration in the context of an acquisition or an exchange, or (iv) to minimize the dilutive effect of a securities issuance. Repurchased shares may also be cancelled pursuant to the Sixteenth Resolution presented below. We currently do not intend to cancel treasury shares.

     Approval of Proposal 6 would have the effect of permitting all treasury shares, including the shares previously repurchased under a separate authorization, to be treated in the same manner and to be used for the same purposes described above.


     As of the Record Date, the Company had 61,073,804 Ordinary Shares including 13,355,051 shares represented by American Depositary Shares. Assuming shareholders' approval of this Proposal, we may repurchase up to an aggregate of 2,000,000 Ordinary and/or American Depositary Shares, which represents approximately 3.3% of the outstanding share capital. The repurchases are not intended to materially reduce the number of holders of Ordinary Shares or American Depositary Shares, nor to reduce the liquidity for such shares on the U.S. or French stock markets on which our securities are traded. The repurchases are not part of a "going private" or similar transaction and, although there are currently fewer than 300 record holders of our American Depositary Shares, we have no current intention to withdraw our Nasdaq listing or our registration under the Securities Act of 1934, as amended.


     We intend to fully comply with applicable U.S. and French securities laws in connection with any repurchase we may make.

     In accordance with article L. 225-210 of the Commercial Code, repurchased shares have no voting or dividend rights.

     If this Resolution is approved, the shareholders' authorization will be valid for a period of 18 months following the date of this Meeting.

     The Sixth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTION
                         AUTHORIZING SHARE REPURCHASES

                         EXTRAORDINARY GENERAL MEETING

     Within the authority of the Extraordinary General Meeting, the following items will be voted on:

                              PROPOSALS 7, 8 AND 9

              AUTHORIZATION TO ISSUE WARRANTS TO CERTAIN DIRECTORS

GENERAL

     Pursuant to the provisions of French law, the shareholders are being asked at the Meeting to approve the issuance of warrants to subscribe Ordinary Shares of the Company to each of the following directors of the Company:

     Proposal 7:  15,000 shares to Mr. Charles, subject to the condition precedent that the shareholders approve the Third Resolution.

     Proposal 8:  15,000 shares to Mr. Eisenstat, subject to the condition precedent that the shareholders approve the Fourth Resolution.

     Proposal 9:  15,000 shares to Mr. Silverman, subject to the condition precedent that the shareholders approve the Fifth Resolution.

     These Proposals require that shareholders waive their preferential subscription rights related to such warrants and to the Ordinary Shares which may be issued upon exercise of such warrants.

EXERCISE PRICE

     The exercise price per Ordinary Share will be equal to the estimated market value of one Ordinary Share of the Company, determined using the last closing sale price of the Company's Ordinary Shares on the last trading day prior to the date of the Meeting, as reported on the Premier Marche of Euronext Paris S.A.

AUDITORS REPORT

     The issuance of warrants without payment as consideration may be viewed as a "special advantage" granted to the recipients within the meaning of French law. As a result, an independent auditor appointed by the courts will consider, in a specific report, the nature and the consequences, if any, on the situation of the shareholders, of the special advantages granted to the recipients. The special advantage from which the recipient of the warrants would benefit consists of the benefit of a fixed exercise price per Ordinary Share on the date of grant, which may be lower than the fair market value at the time of exercise, and the granting of such warrants without payment as consideration.

VESTING AND EXERCISE

     The right to subscribe to the Ordinary Shares underlying the warrants will vest over three years, with one third exercisable on or after June 1, 2002, one third exercisable on or after June 1, 2003 and one third exercisable on or after June 1, 2004. The warrants will expire on the earlier of June 12, 2006, or ninety (90) days after the date of termination as a Director.

TRANSFERABILITY

     The warrants are not transferable, except for vested warrants, to a spouse, a direct descendant or ascendant, or a sibling of the warrant holder.

DILUTIVE EFFECT

     In accordance with French law, the following is an analysis of the dilutive effect of the issuance of the proposed warrants, based on the unconsolidated equity of Business Objects S.A. as of December 31, 2000.

     In the event that none of the warrants to subscribe to 276,000 Ordinary Shares already issued and outstanding as of the date of this Proxy Statement to certain Directors are exercised, and that the 45,000 additional warrants to be issued are exercised at the price of 30 euros per share, the percentage ownership interest of a shareholder holding 1% of the Ordinary Shares of the Company will, after the completion of the capital increase, have decreased to 0.999%. If all of the warrants to purchase 276,000 Shares were exercised, before the exercise of the new warrants mentioned above, such shareholder's percentage ownership would decrease to 0.995%.

     In addition, assuming an issue price per share equal to 30 euros, the equity capital per share, which was 2.99 euros at December 31, 2000 would increase to 3.01 euros per share (before taking into account the assumed exercise of the warrants to purchase 276,000 Ordinary Shares).

OTHER CONSEQUENCES OF ISSUING WARRANTS

     Should shareholders approve the issuance of the proposed warrants, the Company shall, in accordance with French law, and for as long as any warrant is outstanding, refrain from redeeming its share capital and modifying the allocation of profits without reserving the rights of the holder.

     The Sixth, Seventh and Eight Resolutions set forth the full text of the shareholder action to which these Proposals relate.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                   THE ISSUANCE OF WARRANTS TO THE DIRECTORS

                              PROPOSALS 10 AND 11

             RELATED TO THE COMPANY'S FRENCH EMPLOYEE SAVINGS PLAN

GENERAL

     The French Employee Savings Plan (the "Savings Plan") was approved at the shareholders meeting held on June 21, 1995. The Savings Plan is a plan under which French-based employees may invest personal savings as well as profit-sharing payments, if any, received from the Company. As part of the Savings Plan, employees may purchase securities of the Company through a mutual fund, if and when an offering period is opened by the Board of Directors. The Savings Plan is intended to qualify under the provisions of French tax regulations and is specifically designed to enable the French-based employees of the Company to benefit from the French statutory and tax provisions relating to employee stock purchase plans.

     Since its adoption in 1995 through December 31, 2000, the Company has issued 730,388 Ordinary Shares under the Savings Plan, of which 70,841 Ordinary Shares were issued in fiscal 2000.

                                  PROPOSAL 10

     At the shareholders' meeting held on June 5, 2000, the shareholders authorized 75,000 Ordinary Shares reserved for issuance under the Savings Plan, of which none have been issued as of the date of this Proxy Statement. The authorization to issue Ordinary Shares was granted by the shareholders for two years, expiring in June 2002. However, pursuant to French law, the June 2000 shareholders' authorization will expire on the date of this Meeting unless shareholders vote on the issue price of the 75,000 Ordinary Shares remaining available for issuance as of the date of this Proxy Statement.

     In order to keep the 75,000 Ordinary Shares available for subscription until June 2002, shareholders are requested to vote on the price setting conditions for the issue price of the shares. We recommend keeping the price setting conditions approved by the shareholders meeting of June 5, 2000 and described in Proposal 11 below unchanged.

     The Tenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

                                  PROPOSAL 11

     The authorization to issue the 75,000 Shares referred to in Proposal 10 will expire in June 2002. In order to allow the continuance of the Savings Plan from June 2002 and replace the pool of shares which will expire in June 2002, shareholders are requested to approve the issuance of 50,000 Ordinary Shares under the Savings Plan to employees of Business Objects S.A., to establish the mechanism for setting the issue price of the shares reserved under the Savings Plan, and to authorize the Board of Directors within the limits set forth by the shareholders, to set the dates of subscription and the conditions under which the subscribed Ordinary Shares will be paid for and issued.

     If approved, this reservation for issuance of the 50,000 Ordinary Shares would be effective for a period of two years and would therefore expire in June 2003. Approval of this Proposal constitutes a waiver by the shareholders of their preferential subscription right with respect to the shares to be issued under the Savings Plan.

     The Eleventh Resolution sets forth the full text of the shareholder action to which this Proposal relates.

SUMMARY OF THE FRENCH EMPLOYEE SAVINGS PLAN

     Purpose. The purpose of the Savings Plan is to attract and retain the best available personnel for positions of substantial responsibilities, to provide additional incentive to employees and to promote the success of the Company's business.

     Administration. The Board of Directors administers the Savings Plan. Subject to the other provisions of the Savings Plan, the Board has full and exclusive authority to construe, interpret and apply the terms of the Plan, and to determine eligibility.

     Eligibility and Participation. Any employee of Business Objects S.A. being employed by the Company for at least six months is eligible to participate in the Savings Plan. The number of Ordinary Shares that a given employee may subscribe to is determined as a percentage from 1% to 10% of the compensation received by said employee over a period of six months. No employee may purchase more than the maximum limit set forth in Section 423(b)(8) of the United States Internal Revenue Code of 1986, as amended, under all stock purchase plans of the Company. All employees participating in the Savings Plan have the same rights and privileges, except for the number of shares that each employee may subscribe to. The right to subscribe for the shares may be exercised only by the employee and is not transferable.

     Offering Periods. The Board of Directors may, from time to time, and provided that the price setting conditions described below are met, open offering periods of up to approximately six months, generally from April 1 to September 30, and from October 1 to March 31.

     Subscription Price. The issue price of one share is calculated in euros and is equal to the higher of (i) 85% of the closing sale price for one Ordinary Share as quoted on the Premier Marche of Euronext Paris S.A. on the last trading day prior to the date of the Board of Directors' meeting called to set the opening date for subscription and (ii) 80% of the average of the closing sale prices quoted on such stock exchange on the twenty days of quotation preceding the day of the Board of Directors' meeting called to set the opening date for subscription. The issue price may not exceed 100% of such average.

     Withdrawals. Funds invested by employees cannot be disposed of for a period of five years from the investment, except under limited circumstances defined by French law.

     Tax information. The Savings Plan is intended to qualify under the provisions of French law regulating employee savings plans, which provides for the exemption from income tax and social security contributions on gains realized. The Savings Plan is also intended to qualify under the provisions of Sections 421 and 423 of the United States Internal Revenue Code of 1986, as amended.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTIONS
                          RELATED TO THE SAVINGS PLAN

                              PROPOSALS 12 AND 13

         RELATED TO THE 1995 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

     The 1995 International Employee Stock Purchase Plan ("IESPP") was approved at the shareholders' meeting held on June 21, 1995. The IESPP is intended to qualify under the provisions of Sections 421 and 423 of the United States Internal Revenue Code of 1986, as amended.

     Since its adoption in 1995, the Company has issued 1,128,039 Ordinary Shares under the IESPP, of which 125,271 Ordinary Shares were issued in fiscal 2000.

                                  PROPOSAL 12

     At the shareholders' meeting of June 5, 2000, 200,000 new Shares were authorized, of which none have been issued as of the date of this Proxy Statement. The authorization to issue these Shares was granted by the shareholders for two years and therefore expires in June 2002. However, pursuant to French law, the June 2002 shareholders' authorization will expire on the date of this Meeting unless shareholders vote on the issue price of the shares available for subscription.

     In order to keep the 200,000 Ordinary Shares available for subscription until June 2002, shareholders are requested to vote on the price setting conditions of the issue price of the shares. We recommend keeping the price setting conditions approved by the shareholders meeting of June 5, 2000 and described below in Proposal 13 unchanged.

     The Twelfth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

                                  PROPOSAL 13

     The authorization to issue the 200,000 shares referred to in Proposal 12 will expire in June 2002. In order to allow the continuance of the IESPP from June 2002 and replace the pool of shares which will expire in June 2002, shareholders are requested to approve the issuance of 200,000 Ordinary Shares under the IESPP.

     We propose to waive the preferential subscription right granted to shareholders pursuant to French law and to reserve the 200,000 new Shares for issuance to the Business Objects S.A. Employee Benefits Trust, acting on behalf of employees of the group.

     The authorization to issue the 200,000 Ordinary Shares under the IESPP would be granted for a period of two years from the date of this Meeting and would therefore expire in June 2003.

     The Board of Directors will determine the issue price of the Ordinary Shares approved for issuance under the IESPP in accordance with the terms and conditions of the IESPP described below.

     In accordance with French law, set forth below is an analysis of the dilutive effect of the issuance of the 200,000 Shares referred to in this Proposal 13, based on the unconsolidated equity of Business Objects S.A as of December 31, 2000, after taking into account employee stock options exercised in fiscal 2000.

     In the event that none of the warrants to subscribe to 276,000 Shares already issued to certain Directors as of the date of this Proxy Statement are exercised, and that the 200,000 additional Ordinary Shares are issued at the price of 30 euros per Share, the percentage ownership interest of a shareholder holding 1% of the outstanding shares of the Company will, after the completion of the capital increase, have decreased to 0.997%. If all of the warrants to subscribe 276,000 Ordinary Shares already issued were exercised, such shareholder's percentage ownership interest would decrease to 0.992%.

     In addition, assuming an issue price per share equal to 30 euros, the equity capital per share, which was 2.99 euros at December 31, 2000, would increase to 3.08 euros per share (before taking into account the assumed exercise of the warrants to subscribe 276,000 Ordinary Shares already issued).

     The Thirteenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

SUMMARY OF THE 1995 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

     Purpose. The purpose of the IESPP is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and to promote the success of the Company's business.

     Administration. The Board of Directors administers the IESPP. Subject to the other provisions of the IESPP, the Board has full and exclusive authority to construe, interpret and apply the terms of the IESPP, and to determine eligibility.

     Eligibility. Any employee of the Company or a subsidiary designated by the Board of Directors on a given enrollment date is eligible to participate in the IESPP.

     Participation. An eligible employee may become a participant in the IESPP by completing a subscription agreement authorizing payroll deductions and filing it with the Company or a designated subsidiary prior to the applicable enrollment date.

     Payroll Deductions. At the time a participant files his or her participation agreement, he or she elects to have payroll deductions made on each pay day during the offering period in an amount not to exceed 10% of the compensation which he or she receives on each pay day during the offering period. A participant may discontinue, increase or decrease his or her participation during the offering period by filing a new subscription agreement. No interest accrues on payroll deductions.

     Offering Periods. The offering period is a period of approximately six months, commencing on the first trading day on or after April 1 and terminating on the last trading day in the period ending September 30, or commencing on the first trading day on or after October 1 and terminating on the last trading day in the period ending March 31.

     Issue Price. The issue price of one Ordinary Share may not be less than eighty five percent (85%) of the lowest closing sales price for one Ordinary Share as quoted on the Premier Marche of Euronext Paris S.A. on the last trading day prior to the first day of the offering period or on the last trading day of the offering period.

     Withdrawal; Termination of Employment. A participant may withdraw all but not less than all of the payroll deductions credited to his or her account at any time prior to the exercise date. A participant's withdrawal from an offering period has no effect on his or her eligibility to participate in any succeeding offering period. Upon a participant ceasing to be an employee for any reason, he or she is deemed to have elected to withdraw from the IESPP and the payroll deductions not yet used to exercise the option are returned to such participant.

TAX INFORMATION

     The IESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the United States Internal Revenue Code of 1986, as amended.

     Under these provisions, no income will be taxable to a participant until the shares purchased under the IESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and more than one year from the date of the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss of such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Under current French tax regulations, the Company is not entitled to a deduction for ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the IESPP. Reference should be made to the applicable provisions of the United States Internal Revenue Code of 1986, as amended. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTIONS
                              RELATED TO THE IESPP

                              PROPOSALS 14 AND 15

              TO AMEND THE ARTICLES OF ASSOCIATION OF THE COMPANY

     A draft law, known as Loi sur les Nouvelles Regulations Economiques, which seeks to amend certain provisions governing French commercial companies is currently under the review of the French Parliament and is expected to be adopted after the date of filing of this Proxy Statement. To provide the Company and its shareholders with additional flexibility, we propose to take advantage of the provisions of this draft law by amending the article of association of the Company, subject to the condition precedent of the adoption of the law, as follows:

          (a) Participation at shareholders' meetings. We propose to provide in the articles of association that, subject to the decision of the Board of directors duly published, holders of Ordinary Shares may send their proxy or voting instructions via the internet, in addition to voting by mail or in person (PROPOSAL 14).

          (b) Participation at Board of Directors meetings. We propose to provide in the articles of association that a quorum of Directors shall exist if a majority of Directors are present at the meeting or participate in the meeting via video-conference (PROPOSAL 15).

     The Fourteenth and Fifteenth Resolutions set forth the full text of the shareholder action to which these proposals relate.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTIONS
                      TO AMEND THE ARTICLES OF ASSOCIATION

                                  PROPOSAL 16

       TO AUTHORIZE CAPITAL REDUCTIONS BY CANCELLATION OF TREASURY SHARES

     If the shareholders authorize the share repurchase program pursuant to the Sixth Resolution, we also propose that shareholders authorize the Board of Directors to reduce the share capital, on one or more occasions, by cancellation of the treasury shares held by us following a repurchase of its own shares. In accordance with applicable law, shares cancelled over a twenty-four month period may not exceed 10% of the outstanding share capital.

     The above authorization would be valid for a period of eighteen months from the date of this Meeting.

     The Sixteenth Resolution sets forth the full text of the shareholder action to which this Proposal relates.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RESOLUTION TO
          REDUCE THE SHARE CAPITAL BY CANCELLATION OF TREASURY SHARES

     INFORMATION REGARDING NOMINEES, OTHER DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information regarding the nominee for Directors, each other Director of the Company whose term of office continues after the Meeting, and each Executive Officer of the Company.

             NAME                  AGE          PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
             ----                  ---    ---------------------------------------------------------
                                                                   NOMINEE

Bernard Charles                    43     President of Dassault Systemes. Mr. Charles has been
                                          President of Dassault Systemes, a worldwide leader in
                                          computer aided design (CAD) since September 1995. From
                                          1988 to September 1995, he was President of the Dassault
                                          Systemes Research & Development. Mr. Charles joined the
                                          Board of Directors in 1998. Mr. Charles is a director of
                                          a number of Dassault Systemes' subsidiaries, DELMIA
                                          Corp., Enovia Corp., Solidworks Corp., Smart Solutions
                                          and Invention Machine Corp. Mr. Charles' term of office
                                          on the Board of Directors expires at the end of this
                                          Meeting.
Albert Eisenstat                   70     Consultant and Private Investor. Mr. Eisenstat has been a
                                          consultant and private investor since 1993. Mr. Eisenstat
                                          was a Director and Executive Vice President for Corporate
                                          Development and Corporate Secretary of Apple Computer
                                          Inc. from 1988 to 1993. Mr. Eisenstat is a director of
                                          Sungard Data Systems and Benham Group of Mutual Funds.
                                          Mr. Eisenstat joined the Business Objects Board of
                                          Directors in June 1995, and his term on the Board of
                                          Directors expires at the end of this Meeting.
Arnold Silverman                   62     Consultant and Private Investor. Mr. Silverman is a
                                          venture capital investor. Mr. Silverman was a director of
                                          Oracle Corporation from 1984 to 1991. Mr. Silverman is a
                                          director in Times Ten Performance Software Company,
                                          Nishan Systems, Promtu Corporation, iRise and Quiq
                                          Corporation. Mr. Silverman is the father-in-law of Mr.
                                          Liautaud. Mr. Silverman joined the Business Objects Board
                                          of Directors in February of 1991, and his term on the
                                          Board of Directors expires at the end of this Meeting.

                                                               OTHER DIRECTORS

Bernard Liautaud                   38     Chairman of the Board, Chief Executive Officer and
                                          President. Mr. Liautaud is a founder of Business Objects
                                          and has served as Chairman of the Board and Chief
                                          Executive Officer of Business Objects since its inception
                                          in August 1990. Prior to the founding of Business
                                          Objects, Mr. Liautaud was the Sales Marketing Manager
                                          with Oracle France. Mr. Liautaud is the son-in-law of Mr.
                                          Silverman, a Director of Business Objects. Mr. Liautaud
                                          does not hold directorships other than in subsidiaries of
                                          Business Objects. Mr. Liautaud's term of office on the
                                          Board of Directors expires in 2003.

             NAME                  AGE          PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
             ----                  ---    ---------------------------------------------------------
John Olsen                         49     President and Chief Executive Officer of Marimba,
                                          Inc. Mr. Olsen is President and Chief Executive Officer
                                          of Marimba, Inc, a leading provider of Internet
                                          infrastructure management solutions. Prior to joining
                                          Marimba in July 2000, he served as President of the
                                          Design Realization Group of Cadence Design Systems, Inc.
                                          Mr. Olsen also spearheaded new business initiatives for
                                          Cadence, such as electronic commerce, which targeted the
                                          distribution of design productivity software over the
                                          Internet. In his previous position at Cadence, Mr. Olsen
                                          had served as Executive Vice President of Cadence's
                                          Worldwide Field Operations, overseeing the sales,
                                          marketing and services functions and a staff of 2,400.
                                          Before joining Cadence in 1993, Mr. Olsen had held the
                                          position of partner, Strategic Services, at KPMG Peat
                                          Marwick. Mr. Olsen had previously served as regional
                                          director of sales and marketing for Electronic Data
                                          Systems (EDS). Mr. Olsen holds a Masters in Management
                                          Science from University of South Florida, and a B.S. in
                                          Industrial Engineering from Iowa State University. Mr.
                                          Olsen is a director of Zamba Solutions, Inc and Remedy
                                          Corporation. He joined our Board of Directors in October
                                          2000. His term of office on our Board expires in 2003.
Vincent Worms                      48     General Partner of Partech International Inc. Mr. Worms
                                          has been, since 1982, a General Partner of Partech
                                          International Inc., a venture capital firm. Prior to his
                                          nomination as a director of Business Objects in July
                                          1994, Mr. Worms served as a permanent representative of
                                          Paribas Europe Investment V.O.F., a shareholder of
                                          Business Objects and a member of the Board from 1991
                                          until that date. Mr. Worms is a director of SangStat
                                          Medical, DrugAbuse Sciences, Informatica Corporation, and
                                          ViaFone.com, Inc. Mr. Worm's term of office on the Board
                                          of Directors expires in 2002.

                                                             EXECUTIVE OFFICERS

Clifton Weatherford                54     Senior Group Vice-President and Chief Financial Officer.
                                          Mr. Weatherford joined Business Objects in August 1997 as
                                          Senior Group Vice-President, Chief Financial Officer and
                                          is responsible for our worldwide finance and
                                          administration organization. He has more than 25 years of
                                          financial management experience, most recently, from
                                          January 1996 to August 1997, as Chief Financial Officer
                                          of NETCOM On-Line Communication Services, Inc., a global
                                          internet service provider recently acquired by MindSpring
                                          Enterprises, Inc. Prior to joining NETCOM, Mr.
                                          Weatherford served as Chief Financial Officer of
                                          Logitech, Inc., a manufacturer of computer peripheral
                                          products, from February 1994 to December 1995. He has
                                          also held senior financial positions at Texas
                                          Instruments, Schlumberger, and Tandem Computers. Mr.
                                          Weatherford serves as the Business Objects representative
                                          on the Board of InStranet, Inc. He does not hold other
                                          directorships other than in subsidiaries of Business
                                          Objects.
John Powell                        44     Senior Group Vice-President, Worldwide Operations. Mr.
                                          Powell joined Business Objects in 1991 as the Country
                                          Manager for the United Kingdom, and has served as Senior
                                          Vice President of U.K. Operations and as Vice President
                                          for the Atlantic division (consisting of the U.K., France
                                          and the Middle East) prior to being promoted to Senior
                                          Group Vice President, Worldwide Operations in April 1999.
                                          From 1998 to 1999, Mr. Powell was responsible for
                                          operations in the Atlantic division, covering our largest
                                          region, and is currently responsible for all of our
                                          worldwide operations. Prior to coming to Business
                                          Objects, Mr. Powell was the District Manager -- Hospitals
                                          and Telecommunications with Oracle U.K. Mr. Powell does
                                          not hold directorships other than in subsidiaries of
                                          Business Objects.

             NAME                  AGE          PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
             ----                  ---    ---------------------------------------------------------
David Kellogg                      38     Senior Group Vice-President, Marketing. Mr. Kellogg
                                          joined Business Objects in May 1995 as Vice President of
                                          Product Marketing, was promoted to Vice President of
                                          Corporate Marketing in 1997 and further promoted to
                                          Senior Group Vice President, Marketing in May 1999. Mr.
                                          Kellogg is responsible for corporate marketing at
                                          Business Objects, including product, product line, and
                                          strategic marketing, as well as corporate communications.
                                          Mr. Kellogg has more than 12 years of experience in the
                                          database and business intelligence software tools
                                          industry. Before joining Business Objects, he was Vice
                                          President of Marketing at Versant Object Technology, a
                                          provider of enterprise database management systems, from
                                          June 1992 to April 1995. Mr. Kellogg does not hold
                                          directorships other than in subsidiaries of Business
                                          Objects.
Eric Bregand                       34     Group Vice President Product Group. Eric Bregand joined
                                          Business Objects in 1994 as Product Marketing Manager.
                                          Director of the Product Design team from 1996 to 1998,
                                          Mr. Bregand was promoted to General Manager of Core
                                          Products in 1998 and further promoted to Vice-President
                                          of Enterprise Products in May 1999. Mr. Bregand is
                                          responsible for product development for the Business
                                          Objects product line, including Business Objects and
                                          WebIntelligence. His responsibilities include long-term
                                          product strategy as well as product vision and design,
                                          development, quality assurance, documentation,
                                          localization, product packaging, and maintenance. He has
                                          a solid experience in software process engineering,
                                          business intelligence and database software including
                                          multidimensional analysis and reporting tools. Prior to
                                          joining Business Objects, Mr. Bregand held senior
                                          positions related to product development and software
                                          process engineering at GSI, a leading outsourcing company
                                          specialized in payroll services in Europe. Mr. Bregand
                                          has a masters degree in engineering from Ecole Superieure
                                          d'Electricite in France.

                         BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of 9 meetings (including regularly scheduled and special meetings) during fiscal 2000. Mr. Eisenstat and Mr. Charles attended 5 meetings out of 9. Mr. Olsen (a Director from October 25,
2000) attended 1 meeting out of 2. Mr. Claude (a Director of the Company until July 2000) attended none of the Audit Committee meetings. No other incumbent Director during the last fiscal year, while a member of the Board of Directors, attended in person or via conference call fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which such Director served.

     The Board of Directors of the Company has two standing committees: an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

     In the first part of fiscal year 2000, the Audit Committee was composed of Messrs. Claude (a Director of the Company until July 2000) and Silverman. In July 2000, the Board of Directors appointed Messrs. Charles and Eisenstat as members of the Audit Committee. Mr. Claude resigned from the Audit Committee effective July 11, 2000. In compliance with the Nasdaq National Market rules, the Board of Directors adopted a formal written Audit Committee Charter on June 5, 2000. The Audit Committee is responsible for, among other things, (i) recommending engagement of the Company's independent auditors, (ii) reviewing the audit plan and scope with the independent auditors, (iii) consulting with such auditors and reviewing with them the results of their examination, (iv) reviewing and approving any material accounting policy changes affecting the Company's operating results, (v) reviewing the Company's system of internal controls, and (vi) reviewing related party transactions for potential conflicts of interest. The Audit Committee held four meetings during fiscal 2000. Messrs. Charles and Eisenstat meet the independence requirements of the Nasdaq National Market listing standards. Mr. Silverman is the father-in-law of Mr. Liautaud, the Chief Executive Officer of the Company. As a result of this relationship, Mr. Silverman would not be considered independent under the Nasdaq National Market rules regarding the independence of audit committee members. The Board of Directors will take appropriate action to comply with the structure and membership rules of corporate audit committees prior to the June 14, 2001 deadline imposed by the Nasdaq National Market.

     The Compensation Committee, which currently consists of Messrs. Eisenstat and Worms, is responsible for reviewing the compensation and benefits for the Company's Chief Executive Officer and other Executive Officers. The Compensation Committee held one meeting during fiscal 2000. Neither Mr. Eisenstat nor Mr. Worms is an officer or employee of the Company.

     Each of the Committees makes recommendations to the Board of Directors, for final decision by the Board.

                           COMPENSATION OF DIRECTORS

     With the exception of Mr. Liautaud, Directors received cash remuneration for serving on the Board of Directors, consisting in fiscal 2000 of fees of U.S.$4,500 per quarterly Board meeting attended, U.S.$1,000 for each additional Board meeting attended and a U.S.$3,000 quarterly retainer. Directors are also reimbursed for reasonable expenses incurred in attending Board and Committee meetings. Directors do not receive additional compensation for serving on a committee.

                      WARRANTS ISSUED TO CERTAIN DIRECTORS

     On April 25, 1995, the Board of Directors approved the issuance of warrants to subscribe to 36,000 shares to a Director with an exercise price of 3.70 euros per share, vesting at a rate of 33.33% per year from June 22, 1995. The warrants were issued in June 1995 after formal shareholder approval. The difference between the exercise price and the estimated fair value of such warrants was immaterial. All these warrants were exercised during the year ended December 31, 2000.

     On April 28, 1997, the Board of Directors approved the issuance of warrants to subscribe to a total of 144,000 shares to four Directors with an exercise price of 2.81 euros per share. These warrants vested monthly over three years commencing January 1, 1997. The warrants were issued in June 1997 after formal shareholder approval. The difference between the exercise price and the estimated fair value of such warrants was immaterial. As of December 31, 2000, 36,000 of these warrants were outstanding.

     On April 28, 1998, the Board of Directors approved the issuance of warrants to subscribe to a total of 210,000 shares to five Directors. The warrants were issued on June 18, 1998 after formal shareholder approval and have an exercise price of 4.91 euros. As of December 31, 2000, 172,500 of these warrants were outstanding.

     On May 4, 1999, the Company's shareholders approved the issuance of warrants to subscribe to an aggregate of 45,000 shares at an exercise price of
7.59 euros per share to a Director. These warrants were fully vested as of May 4, 1999. As of December 31, 2000, all of these warrants were outstanding.

     On February 6, 2001, the Company's shareholders approved the issuance of warrants to subscribe to a total of 22,500 shares at an exercise price of 57.97 euros per share to a Director. These warrants vest over three years, beginning on May 1, 2001.

     Except as otherwise noted, all share and per share information set forth in this section and throughout this Proxy Statement gives effect to the three-for-two stock split effected on March 12, 2001.

                         BENEFICIAL SHARE OWNERSHIP BY
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of American Depositary Shares or Ordinary Shares (together referred to as the "shares") of the Company for the following: (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company; (ii) each of the Company's Directors; (iii) the Company's Chief Executive Officer and each of the Named Executive Officers named in the Summary Compensation Table hereof; and (iv) all Directors and executive officers of the Company as a group. Except as otherwise noted, information related to holders of more than 5% of the outstanding shares was obtained from filings made with the Securities & Exchange Commission pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Information related to Directors and Executive Officers is as of April 1, 2001.

                                                          SHARES                 PERCENTAGE
5% SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS  BENEFICIALLY OWNED(1)    BENEFICIALLY OWNED(1)
-------------------------------------------------  ---------------------    ---------------------
5% SHAREHOLDERS
None

DIRECTORS
John Olsen(2)...............................                 7,503                     *
Albert Eisenstat(3).........................               108,003                     *
Arnold Silverman(4).........................               249,879                     *
Vincent Worms(5)............................               146,073                     *
Bernard Charles(6)..........................                50,003                     *

EXECUTIVE OFFICERS
Bernard Liautaud(7).........................             1,975,561                   3.3%
Clifton Weatherford(8)......................               121,410                     *
John Powell(9)..............................               143,778                     *
David Kellogg(10)...........................                52,246                     *
Eric Bregand(11)............................                37,166                     *
All Directors and executive officers as a group
  (10 persons)(12)..........................             2,891,622                   4.8%

---------------
  *  Less than 1%.

 (1) Applicable percentage ownership in the above table is based on 60,473,150 shares outstanding as of March 30, 2001 which excludes 574,500 shares held in treasury. The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of April 16, 2001, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

 (2) Includes 7,500 shares issuable upon the exercise of share warrants exercisable on or after June 14, 2001.

 (3) Includes 66,000 shares issuable upon the exercise of share warrants exercisable on or after June 14, 2001.

 (4) Includes 30,000 shares issuable upon the exercise of share warrants exercisable on or after June 14, 2001.

 (5) Includes 52,500 shares issuable upon the exercise of share warrants exercisable on or after June 14, 2001. Also includes shares held by certain funds affiliated with Mr. Worms, for which he disclaims beneficial ownership except as to his pecuniary interests therein, as follows: AXA U.S. Growth Fund, L.L.C. (67,500 shares. Mr. Worms could be deemed to beneficially own such shares.

 (6) Includes 50,000 shares issuable upon the exercise of share warrants exercisable on or after June 14, 2001.

 (7) Mr. Liautaud is also President, Chief Executive Officer and a Director of the Company. Includes 237,499 shares issuable upon the exercise of stock options exercisable on or after June 14, 2001.

 (8) Includes 72,508 shares issuable upon the exercise of stock options exercisable on or after June 14, 2001.

 (9) Includes 134,686 shares issuable upon the exercise of stock options exercisable on or after June 14, 2001.

(10) Includes 34,628 shares issuable upon the exercise of stock options exercisable on or after June 14, 2001.

(11) Includes 36,563 shares issuable upon the exercise of stock options exercisable on or after June 14, 2001.

(12) Includes 721,884 shares issuable upon the exercise of options or warrants exercisable after June 14, 2001.

                         EXECUTIVE OFFICER COMPENSATION

COMPENSATION TABLES

     Summary Compensation Table. The following table shows certain information concerning the compensation of (i) the Company's Chief Executive Officer, and
(ii) the Company's four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers") for the fiscal years ended December 31, 2000, 1999 and 1998.


                                                                   OTHER ANNUAL     SHARES      ALL OTHER
                                   FISCAL                          COMPENSATION   UNDERLYING   COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR    SALARY(1)   BONUS(1)      (1)(2)      OPTIONS(#)      (1)(3)
   ---------------------------     ------   ---------   --------   ------------   ----------   ------------
Bernard Liautaud.................   2000    $366,664    $356,780     $16,328       150,000       $    --
  Chairman, President and           1999     344,355     427,357      15,468       100,000            --
  Chief Executive Officer           1998     319,958     249,500      32,943       100,000        66,000
Clifton T. Weatherford...........   2000     275,000     127,037(4)        --           --            --
  Senior Group Vice President and   1999     250,008     137,085(4)        --      120,000            --
  Chief Financial Officer           1998     250,008     112,234          --        70,000            --
John Powell......................   2000     179,356     151,504       2,030        30,000            --
  Senior Group Vice President,      1999     151,743     281,547      28,148        50,000            --
  Worldwide Operations              1998     168,241     368,481      28,915       110,000            --
David Kellogg....................   2000     186,186      82,311      13,832           750        23,851
  Senior Group Vice-President,      1999     145,050      91,810      29,131        60,000        17,013
  Corporate Marketing               1998     134,337     100,648      29,905       100,000        15,453
Eric Bregand.....................   2000     136,389      52,783       8,691            --        15,334
  Vice-President, Products          1999     118,451      19,350      10,995        76,500        18,397
                                    1998      77,038       7,704       8,964        49,500         3,905


---------------
(1) All amounts are stated in U.S. dollars. For executive officers paid in total or in part in currencies other than the US dollar, translation of compensation into U.S. dollars is made using the average exchange rate for the relevant year. Executive officers paid in total or in part currencies other than the US dollar are Bernard Liautaud (French francs), David Kellogg (French francs), Eric Bregand (French francs) and John Powell (Pound sterling). Due to the variation of the exchange rate of the U.S. dollar against the French franc and the Pound sterling, the dollar values in this Summary Compensation Table do not reflect actual compensation raises.

(2) Other annual compensation for Mr. Liautaud includes (i) tax return preparation fees of $10,000 in 2000, $10,000 in 1999 and $7,361 in 1998,
    (ii) a company car allowance of $18,000 in 1998 (iii) life insurance premiums of $3,608 in 2000, $4,161 in 1999, and $4,372 in 1998 and (iv)
    unemployment coverage of $2,720 in 2000, $1,307 in 1999 and $3,210 in 1998.
    Other annual compensation paid to other executive officers corresponds to company car and/or housing expenses paid by the Company on their behalf.

(3) All other compensation for Mr. Liautaud in 1998 includes a relocation and cost of living allowance due to his move from France to California. All other compensation paid to other executive officers corresponds to a contingent profit-sharing program payable to employees of Business Objects S.A in accordance with French laws.

(4) Includes $100,000 deferred in accordance with Business Objects Americas Deferred Compensation Plan in 1999 and 127,037 in 2000.

     Option Grants in Fiscal 2000. The following table contains information concerning the grant of stock options to its Named Executive Officers during fiscal 2000.

                                               INDIVIDUALS GRANTS                       POTENTIAL REALIZABLE
                              -----------------------------------------------------       VALUE AT ASSUMED
                                 NUMBER OF      % OF TOTAL   EXERCISE                  ANNUAL RATES OF STOCK
                                SECURITIES       OPTIONS      OR BASE                  PRICE APPRECIATION FOR
                                UNDERLYING       GRANTED       PRICE                       OPTION TERM(1)
                              OPTIONS GRANTED   IN FISCAL    ($/SHARE)   EXPIRATION   ------------------------
            NAME              IN FISCAL YEAR       YEAR         (2)         DATE        5%($)        10%($)
            ----              ---------------   ----------   ---------   ----------   ----------   -----------
Bernard Liautaud............      150,000          4.58%      $61.31       6/4/10     $5,783,600   $14,656,778
Clifton Weatherford.........           --            --           --           --             --            --
John Powell.................       30,000          0.92%      $56.87      4/19/07     $  694,565   $ 1,618,631
David Kellogg...............          750          0.02%      $50.88       1/2010     $   24,000   $    60,821
Eric Bregand................           --            --           --           --             --            --

---------------
(1) In accordance with Securities and Exchange Commission rules, these columns show gains that might exist for the respective options over the period of the option terms. This valuation model is hypothetical. If the stock price does not increase over the exercise price, compensation to the Named Executive Officer would be zero.

(2) All stock options have been granted at no less than the fair market value on the last trading day prior to the date of grant, in accordance with the terms of the Company's 1999 Stock Option Plan.

     Aggregated Option Exercises in Fiscal 2000 and Fiscal Year-End Option Values. The following table sets forth the value of in-the-money options held by each of the Named Executive Officers as of December 31, 2000.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE MONEY OPTIONS
                               SHARES                          OPTIONS AT FY-END              AT FY-END($)(1)
                              ACQUIRED         VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             --------------   -----------   -----------   -------------   -----------   -------------
Bernard Liautaud.........          --               --      162,499        287,501       5,209,028      4,251,094
Clifton Weatherford......     112,728       $6,872,227       95,083        227,190       2,572,710      6,083,693
John Powell..............      73,500       $4,683,586      105,000        135,000       3,431,306      3,362,093
David Kellogg............      73,323        4,926,888       91,675        120,752       2,801,154      3,227,997
Eric Bregand.............      10,692          681,746       29,564         97,939       1,015,971      2,698,694

---------------
(1) These values represent the spread between the respective exercise prices of outstanding options and the closing price of the Company's American Depositary Shares on the Nasdaq National Market on December 31, 2000 ($37.75). Option prices are set in euros, in accordance with French law, and are converted, for purposes of this table, at the year-end exchange rate of the euro versus U.S. dollar.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Company's executive pay programs are designed to attract and retain executives who will contribute to the Company's long-term success, to mesh executive and shareholders' interests through stock option-based plans and to provide a compensation package that recognizes individual contributions and Company performance. At this point in the Company's growth, the Committee has determined that the most effective means of compensation are base salaries and long-term incentives through the Company's stock option programs.

     Base Salary. The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions in high growth, technology-based companies of reasonably similar size. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in the market conditions and individual performance and responsibility. The Committee has engaged the services of outside consultants from time to time to determine appropriate compensation levels.

     Stock Options. Under the Company's stock option plans, stock options may be granted to executive officers and other employees of the Company. Upon joining the Company, an individual's initial option grant is based on the individual's responsibilities and position. The size of stock option awards is based primarily on an individual's performance and responsibilities. Because of the competitive nature of the technology industry in which the Company competes, the Committee believes stock option grants are an effective method of incentivizing executives to take a longer term view of the Company's performance and to ensure that the executive's and the stockholder's interests are in alignment.

     Bonus. The bonuses awarded to executive officers are determined based on achievement of individual and Company performance goals.

     Other. Other elements of executive compensation include Company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan, with, effective January 1999, the benefit of the Company matching employee contribution up to a maximum of U.S.$1,500 per year vesting over three (3) years. Executive officers employed with the Company in France are entitled to participate in a profit-sharing plan, which provides for contingent compensation, based on the Company's achievement of certain revenues and operating profit targets. Executive officers in the United States can participate in a deferred compensation plan.

  CHIEF EXECUTIVE OFFICER COMPENSATION FOR 2000

     During fiscal 2000, the Chief Executive Officer's compensation was comprised of a base salary of U.S$366,664 and a variable salary if certain performance criteria were met. Variable salary is based on the Company's achievement of certain revenues and earnings per share thresholds as well as personal objectives. For fiscal 2000, the Company's objectives represented 60% of the total variable salary. For fiscal 2000, based on objectives achieved, the amount of the variable compensation to be awarded to the Chief Executive Officer is U.S$356,780. The Company's Chief Executive Officer has not received any other special or additional compensation other than as described in the Compensation Table.

     The Committee has considered the potential impact of Section 162(m) of the United States Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Committee believes that any options granted under the 1999 Option Plan will meet the requirements of being performance-based, the Committee believes that the Section will not reduce the tax deduction available to the Company. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                                          COMPENSATION COMMITTEE OF THE
                                          BOARD OF DIRECTORS
                                          Albert Eisenstat         Vincent Worms

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors (the "Audit Committee") operates pursuant to an Audit Committee Charter that was approved by the Board of Directors on June 5, 2000.

     In connection with the audit by Ernst & Young LLP of the Company's financial statements for the fiscal year ended December 31, 2000, the Audit Committee has reviewed and discussed the Company's audited financial statements with the Company's Board of Directors, which has primary responsibility for the financial statements. Ernst & Young LLP, the Company's independent auditor for fiscal year 2000, is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with Ernst & Young LLP the matters required by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1 and has discussed with Ernst & Young LLP that firm's independence. The Committee also considered whether Ernst & Young LLP's provision of non-audit services to the Company is compatible with that firm's independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements as of and for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for fiscal year 2000, for filing with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          Bernard Charles
                                          Albert Eisenstat
                                          Arnold Silverman

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP has served as Business Objects' independent auditors for our financial statements prepared under U.S. generally agreed accounting principles since 1992. Ernst & Young Audit in Paris, France, has served as our independent auditors since our inception in 1990 for our financial statements prepared under French generally agreed accounting principles and was our independent auditor for the fiscal year ended December 31, 2000. Ernst & Young LLP will be selected as Business Objects' independent auditors for fiscal 2001. A representative of Ernst & Young Audit is expected to be available at the Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.

     Audit services performed by Ernst & Young for fiscal 2000 consisted of the examination of Business Objects financial statements, services related to filings with the Securities and Exchange Commission (SEC), due diligence work in connection with acquisitions, and tax consulting services.

FEES PAID TO ACCOUNTANTS FOR SERVICE RENDERED DURING FISCAL YEAR 2000

  AUDIT FEES

     During fiscal year 2000, we retained our principal auditor, Ernst & Young LLP, to review the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q. The fees for these services totaled $ 568,968.

  FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2000.

  ALL OTHER FEES

     Fees billed to the Company by Ernst & Young LLP during fiscal year 2000 for all other services rendered to the Company totaled $292,058. Of this amount, $ 116,700 was for audit related services (i.e., registration statements and accounting consultations) and $175,358 was for non-audit related services (i.e., due diligence work in connection with acquisitions, tax filings and tax consulting services).

     The audit committee has considered whether Ernst & Young LLP's provision of such non-audit services is compatible with maintaining Ernst & Young LLP's independence.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     None.

                     COMPENSATION COMMITTEE INTERLOCKS AND
                INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Company's Compensation Committee currently consists of Messrs. Eisenstat and Worms. No interlocking relationship exists between any member of the Company's Board of Directors or Compensation Committee and any member of the Board of Directors or Compensation Committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of the Company or its subsidiaries.

     French law prohibits the Company from entering into indemnification agreements with its Directors providing for limitations on personal liability for damages and other costs and expenses that may be incurred by Directors and officers arising out of or related to acts or omissions in such capacity. French law also prohibits the Statuts of the Company from providing for limitation of liability of a member of the Board of Directors. These prohibitions may adversely affect the ability of the Company to attract and retain Directors. Generally, under French law, Directors and officers will not be held personally liable for decisions taken diligently and in the corporate interests of the Company.

     The Company has entered into an agreement with each of its Directors, its President and Chief Executive Officer, and other members of senior management designated by the Board of Directors pursuant to which the Company agreed to contract for and maintain liability insurance against liabilities which may be incurred by such persons in their respective capacities, including liabilities which may be incurred under the U.S. federal and state securities laws, subject to certain limitations. The Company believes that entering into such agreement and maintaining appropriate liability insurance for its Directors and officers will assist the Company in attracting and retaining qualified individuals to serve as Directors and officers.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Such officers, Directors and ten-percent stockholders are also required by Securities and Exchange Commission rules to furnish Business Objects with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms received by it, we believe that, for the fiscal year ended December 31, 2000, its officers, Directors and ten-percent stockholders complied with all Section 16(a) filing requirements with the following exceptions: (i) one late report filed by Phillipe Claude, a Director of the Company until July 2000, regarding two exercises of warrants, (ii) one late report filed by Albert Eisenstat, a Director, regarding the exercise of warrants and (iii) one late report filed by Vincent Worms, a Director, regarding three sales of shares. A corrective filing has been made for each of the above-described incidences of non-compliance.

               COMPARISON OF TOTAL CUMULATIVE SHAREHOLDER RETURN

     The following graph sets forth the Company's total cumulative shareholder return as compared to the NASDAQ Market Index and the MG Group Index, which includes application software companies. The total shareholder return assumes U.S.$100 invested on January 1, 1996 in shares of the Company, the Nasdaq Index and the MG Group Index. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                          AMONG BUSINESS OBJECTS S.A.,
                     NASDAQ MARKET INDEX AND MG GROUP INDEX

                              [PERFORMANCE GRAPH]

                    ASSUMES $100 INVESTED ON JANUARY 1, 1995
                          ASSUMES DIVIDEND REINVESTED
                      FISCAL YEAR ENDED DECEMBER 31, 2000

--------------------------------------------------------------------------------------
                       12/29/95   12/31/96   12/31/97   12/31/98   12/31/99   12/29/00
--------------------------------------------------------------------------------------
 Business Objects      $100.00    $ 55.81    $ 42.89    $134.37    $552.45    $468.21
 Application
  Software             $100.00    $141.93    $189.44    $332.96    $637.05    $348.17
 NASDAQ Market Index   $100.00    $124.27    $152.00    $214.39    $378.12    $237.66
--------------------------------------------------------------------------------------

           REPORT OF THE BOARD OF DIRECTORS ON THE ACTIVITIES OF THE
              COMPANY AND OF THE GROUP DURING THE FISCAL YEAR 2000

     In accordance with French corporate law, the following discussion relates to the unconsolidated accounts of Business Objects S.A. (the "Company"), the French parent company of the Business Objects group, as well as the consolidated accounts of Business Objects S.A. and its subsidiaries (the "Group"), which accounts are prepared in euros and in accordance with French GAAPs. Consolidated accounts in U.S. dollars prepared in accordance with U.S. GAAP are not included in this report. For a discussion of the consolidated financial statements prepared in accordance with U.S. GAAP, please see the Form 10 K (Company Annual Report) filed with the Securities and Exchange Commission in the United States.

     The financial data included in this report is expressed in thousands of euros, except as otherwise stated in herein, the exchange rate between the French francs and the euros being the statutory rate of 6.55957 as of December 31, 2000.

     In January 2000, the Company effected a two-for-one stock split of its Ordinary Shares and American Depositary Shares. In March 2001, the Company effected a three-for-two stock split of its Ordinary Shares and American Depositary Shares. All share and per share information included herein have been adjusted to reflect these changes.

 1. RESULTS OF THE GROUP DURING THE FISCAL YEAR 2000

     1.1. OVERVIEW

     Business Objects develops, markets, and supports e-business intelligence software for client/server environments, intranets, extranets, and the internet. Using e-business intelligence, organizations can access, analyze, and share corporate data for better decision making. Business intelligence software tools are designed to help companies turn data into useful business information, thereby leading to increased competitive advantage, new business opportunities, improved customer service and corporate agility.

     We enter into arrangements for the sale of 1) licenses of software products and related maintenance contract; 2) bundled license, maintenance, and services; and 3) services on a time and material basis. In instances where maintenance is bundled with a license of software products, such maintenance terms are typically one year.

     For each arrangement, we determine whether evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable. If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met.

     For those contracts that consist solely of license and maintenance we recognize license revenues based upon the residual method after all elements other than maintenance have been delivered as prescribed by the Statement of Position 98-9 "Modification of SOP No. 97-2 with Respect to Certain Transactions." We recognize maintenance revenues over the term of the maintenance contract as vendor specific objective evidence of fair value for maintenance exists. There is no right of return or price protection for sales to domestic and international distributors or value-added resellers (collectively, "resellers"). In situations where the reseller has a purchase order from the end-user that is immediately deliverable, we recognize revenue on shipment to the reseller, if other criteria in SOP 97-2 are met, since we have no risk of concessions.

     Services can consist of maintenance, training and/or consulting services. In all cases, we assess whether the service element of the arrangement is essential to the functionality of the other elements of the arrangement. When software services are considered essential, revenue under the arrangement is recognized using contract accounting. When software services are not considered essential, the revenue allocable to the software services is recognized as the services are performed. Revenue is recognized using contract accounting for arrangements involving customization or modification of the software or where software services are considered essential to the functionality of the software. Revenue from these software arrangements is recognized using the percentage-of-completion method with progress-to-completion measured using labor cost inputs.

     For those arrangements for which we have concluded that the service element is not essential to the other elements of the arrangement we determine whether the services are available from other vendors, do not involve a significant degree of risk or unique acceptance criteria, and whether we have sufficient experience in providing the service to be able to separately account for the service. When the service qualifies for separate accounting, we use vendor specific objective evidence of fair value for the services and the maintenance to account for the arrangement using the residual method, regardless of any separate prices stated within the contract for each element.

     Vendor-specific objective evidence of fair value of services is based upon hourly rates. As previously noted, we enter into contracts for services alone and such contracts are based upon time and material basis. Such hourly rates are used to assess the vendor specific objective evidence of fair value in multiple element arrangements.

     The Company generates a significant portion of its revenue and incurs a significant portion of its expenses in foreign currencies, primarily French francs, British pounds sterling, Japanese yen, Italian lira, and other currencies. Accordingly, the Company's results of operations are affected by year-over-year exchange rate fluctuations of the United States dollar relative to these currencies. However, the net impact of foreign exchange rate fluctuations on operating income has been low as the variance in translated revenue is primarily counterbalanced by an offsetting variance in foreign operating expenses.

     As with many software companies, we experience seasonality in our business, with revenues generally higher in the fourth quarter of each year and lower in the first quarter of the following year. We believe that this trend is primarily the result of a tendency of customers to delay software purchases until the fourth quarter due to their annual budget. In addition, our third quarter is a relatively slow quarter due to the lower economic activity throughout Europe during the summer months.

     In view of our significant growth in recent years, we believe that period-to-period comparisons of our financial results are not necessarily meaningful and you should not rely upon them as an indication of future performance.

     1.2. RESULTS OF OPERATIONS

     The following table sets forth selected items from our consolidated statements of income expressed as a percentage of total revenues for the periods indicated:


                                                           FISCAL YEAR ENDED
                                                              DECEMBER, 31
                                                          --------------------
                                                          2000    1999    1998
                                                          ----    ----    ----
Revenues:
  License fees..........................................   63%     64%     65%
  Services..............................................   37      36      35
                                                          ---     ---     ---
          Total revenues................................  100     100     100
                                                          ===     ===     ===
Cost of revenues:
  License fees..........................................    1       2       2
  Services..............................................   15      14      14
                                                          ---     ---     ---
          Total Cost of revenues........................   16      16      16
                                                          ---     ---     ---
Gross Margin:...........................................   84      84      84
Operating expenses:
  Sales and marketing...................................   48      49      54
  Research and development..............................   12      11      12
  General and administrative............................    6       7       8
                                                          ---     ---     ---
          Total Operating expenses......................   66      67      74
                                                          ---     ---     ---
Income from Operations..................................   18      18      10
Interest income, net....................................    3       1       2
                                                          ---     ---     ---
Income before provision for income taxes and minority
  interest..............................................   21      19      12
Income taxes............................................   (8)     (7)     (4)
                                                          ---     ---     ---
Goodwill amortization...................................    1       2       1
                                                          ---     ---     ---
Net consolidated income.................................   12%     10%      6%
                                                          ===     ===     ===
Gross Margin:
  License fees..........................................   99%     97%     97%
  Services..............................................   59%     60%     59%


     1.3. REVENUES

     The following table sets forth information regarding the composition of our revenues and period-to-period changes:


                                                     VARIATION                  VARIATION
                                       31/12/1998      EN %       31/12/1999      EN %       31/12/2000
                                       ----------    ---------    ----------    ---------    ----------
                                                             (EUROS IN THOUSANDS)
License fees.........................   E 96,846       49.0%       E144,257       66.2%       E239,742
  Percentage of total revenues.......       65.2%                      63.6%                      63.2%
Services.............................     51,706       59.5%         82,471       69.4%        139,695
  Percentage of total revenues.......       34.8%                      36.4%                      36.8%
                                        --------       ----        --------       ----        --------
Total revenues.......................    148,552       52.6%        226,728       67.4%        379,437


     Total revenues increased to E379.4 million in 2000, up from E226.7 million in 1999, and E148.6 million in 1998, representing increases of 67% from 1999 to 2000 and 53% from 1998 to 1999. In each year presented, a majority of our total revenues was derived from license fees for BUSINESSOBJECTS and WEBINTELLIGENCE, and related products. Our services revenues were comprised of revenues from maintenance, consulting and training activities.

     License Fees. Revenues from license fees increased approximately E95.5 million or 66% in 2000 over the level achieved in 1999. This compares to an increase of E47.4 million or 49% during 1999 over the level achieved in 1998. The increase in license fees in 2000 and 1999 was primarily due to increased sales of WEBINTELLIGENCE, the Company's platform for internet-based installations, and to a lesser extent, increases in BUSINESSOBJECTS and related software products in all geographic areas into which we sell.

     Services. Revenues from services increased approximately E57.3 million or 69% from 1999 to 2000. This compares to an increase of E30.8 million or 59% from 1998 to 1999. The increase in revenues from services for each period was primarily due to increases in maintenance resulting from the expansion of our installed customer base and concentration on the renewal of existing support contracts, increases in consulting revenues, and to a lesser extent increases in training revenues.

     1.4. COST OF REVENUES

     The following table sets forth information regarding our cost of revenues and period-to-period changes:

                                                     VARIATION                  VARIATION
                                       31/12/1998      EN %       31/12/1999      EN %       31/12/2000
                                       ----------    ---------    ----------    ---------    ----------
                                                             (EUROS IN THOUSANDS)
Cost of license fees.................   E 2,919        38.1%       E 4,032        (31.2)%     E 2,772
  Percentage of total revenues.......       2.0%                       1.8%                       0.7%
Cost of services.....................    21,252        56.6%        33,277         73.5%       57,741
  Percentage of total revenues.......      14.3%                      14.7%                      15.2%
                                        -------        ----        -------       ------       -------
          Total cost of revenues.....    24,172        54.4%        37,310         62.2%       60,513
  Percentage of total revenues.......      16.3%                      16.5%                      15.9%

     Cost of License Fees. Cost of license fees consist primarily of materials, packaging, freight, and third-party royalties. Cost of license fees as a percentage of license fees decreased to 1% for 2000, down from 2% in 1999 and 1998. The decrease in 2000 from 1999 as a percent of related revenues was primarily due to improved management of inventory levels, and reduction of freight and production costs of documentation and reduced royalty costs due to lower sales of third-party products.

     Cost of Services. Cost of services, which consist of the cost of providing consulting, training, and maintenance, increased approximately E24.4 million or 73% in 2000 over the level experienced in 1999. This compares to an increase of E12.1 million or 57% in 1999 over the level experienced in 1998. The increase in costs in absolute dollars for both years was primarily due to the increase in the number of personnel involved in our consulting, maintenance, and training activities, and to a lesser extent, the cost of subcontracting some consulting and training activities. As a percentage of service revenues, cost of services remained fairly constant during all periods presented, ranging from 40% to 41% during the three years ended December 31, 2000.

     1.5. OPERATING EXPENSES

     The following table sets forth information regarding the composition of our operating expenses and period-to-period changes:


                                                     VARIATION                  VARIATION
                                       31/12/1998      EN %       31/12/1999      EN %       31/12/2000
                                       ----------    ---------    ----------    ---------    ----------
                                                             (EUROS IN THOUSANDS)
Sales and marketing..................   E 79,481       39.3%       E110,679       64.7%       E182,341
  Percentage of total revenues.......       53.5%                      48.8%                      48.1%
Research and development.............     17,313       44.9%         25,095       76.4%         44,270
  Percentage of total revenues.......       11.7%                      11.1%                      11.7%
General and administrative...........     12,583       23.1%         15,491       53.2%         23,729
  Percentage of total revenues.......        8.5%                       6.8%                       6.3%
                                        --------       ----        --------       ----        --------
          Total operating expenses...    109,377       38.3%        151,265       65.5%        250,340
  Percentage of total revenues.......       73.7%                      66.7%                      66.1%

     Sales and Marketing. Sales and marketing expenses were E182.3 million, or 48% of total revenues in 2000 as compared to E110.7 million, or 49% of total revenues in 1999 and E79.5 million, or 53% of total revenues in 1998. Sales and marketing expenses consist primarily of salaries and commissions for our sales and marketing personnel, together with amounts paid for advertising and product promotion activities, and related facilities expenses. Sales and marketing expenses increased in absolute dollars in each period as we expanded our sales and marketing organization. This organization grew to 1,121 people at December 31, 2000 from 812 people at December 31, 1999 and 607 people at December 31, 1998. Sales and marketing expenses as a percentage of total revenues decreased each year over the prior period, as we experienced better productivity in our sales and marketing organization.

     Research and Development. Research and development expenses were E44.3 million in 2000, E25.1 million in 1999, and E17.3 million in 1998. Research and development expenses represented 12% of total revenues in 2000, 11% of total revenues in 1999 and 12% of total revenues in 1998. Research and development expenses consist primarily of salaries, related benefits, third party consultant fees, related facilities costs and amortization of intangible assets allocated to employment contingencies resulting from the acquisitions of OLAP@Work, Inc. in April, 2000 and Next Action Technology, Ltd in October 1999. The increase in research and development expenses in absolute dollars in 2000 is due to increased staffing and associated support for software engineers as part of our expansion into the analytical applications market and, to a lesser extent, the amortization of intangible assets and other related costs associated with the continued operations of OLAP@Work, Inc. and Next Action Technology, Ltd., including staffing and facilities. Our research and development organization grew to 395 people at December 31, 2000 from 243 people at December 31, 1999 and 155 people at December 31, 1998.


     General and Administrative. Following the adoption of CRC Rule 99-02 as from the beginning of fiscal year 2000, goodwill amortization costs which were previously included in General and Administrative expenses are now disclosed in the caption "Goodwill amortization." We have restated the 1998 and 1999 figures using the same presentation. General and administrative expenses were E23.7 million, or 6.3% of total revenues in 2000 as compared to E15.5 million, or 6.8% of total revenues in 1999 and E12.6 million, or 8.5% of total revenues in 1998. General and administrative expenses consist primarily of salaries, related benefits, fees for professional services including legal and accounting services, and allowances for doubtful accounts. General and administrative expenses increased in absolute dollars in 2000 due to increased staffing to support our growth, increased allowances for doubtful accounts due to the growth in accounts receivable associated with higher revenue levels and for all periods presented, and higher expenditures for legal and accounting services associated with operating a larger company. General and administrative expenses as a percentage of total revenues decreased each year over the prior period, as we experienced better productivity in our general and administrative organization.


     1.6. INTEREST INCOME, NET

     The following table sets forth information regarding the composition of our net interest and other income and period-to-period changes:


                                                      1998     1999     2000
                                                      -----    -----    -----
Net Interest Income.................................  1,205    2,625    7,966
Net Exchange Gain...................................     97       35      486
                                                      -----    -----    -----
Net Financial Result................................  1,302    2,660    8,452
                                                      =====    =====    =====


     Interest and other income, net primarily represents net interest income, net gains resulting from foreign currency exchange rate changes.

     Net interest income totaled E8.4 million in 2000, E2.6 million in 1999 and E1.3 million in 1998. The increase in net interest income for all periods presented resulted from higher levels of invested cash due to increased cash provided by operations, as well as from the E70.5 million we received in November 1999 the from the sale of 3 105 000 ordinary shares in France and the rest of Europe in connection with a listing on the Premier Marche of the Euronext Paris Exchange in France.

     1.7. EXCEPTIONAL INCOME

                                                     1998     1999      2000
                                                     ----    ------    ------
Exceptional Gain...................................  612      1,989     5,543
Exceptional losses.................................  (75)    (1,766)   (1,311)
                                                     ---     ------    ------
Net exceptional results............................  537        223     4,232
                                                     ===     ======    ======

     During fiscal year 2000 exceptional gains and losses included royalties received from Brio Technology amounting to E4.3 million (1999 E2.0 million) and the write off of leasehold improvements amounting to E0.1 million relating to the previous French headquarter office following the transfer to new premises in July 2000 (E1.2 million salvage value offset against a net book value of E1.3 million). In 1999 the company recorded exceptional charges of E1.7 million relating to lawyer's fees.

     1.8. INCOME TAXES

     The following table sets forth information regarding our income taxes:


                                            PERCENT              PERCENT
                                   2000     CHANGE      1999     CHANGE     1998
                                  ------    -------    ------    -------    -----
Income taxes....................  30,717       95%     15,775      145%     6,444
Effective tax rate..............      40%                  41%                 42%



     Income taxes totaled E30.7 million in 2000, E15.8 million in 1999 and E6.4 million in 1998. This represented an effective income tax rate of 40% in 2000, 41% in 1999 and 42% in 1998. The 2000 rate was lower due primarily to a decrease in the French statutory income tax rate.


     1.9. AMORTIZATION OF GOODWILL

     Goodwill amortization expense was E4.6 million in 2000 as compared to E2.9 million in 1999 and E1.1 million in 1998. Goodwill amortization expense was approximately 1% of total revenues for all years presented. Goodwill amortization expense increased in 2000 over 1999 and 1998 due to the purchase of OLAP@Work Inc. in April 2000 and the purchase of a division of Executive Computing Group, the Company's Australian distributor, in August 2000. Goodwill amortization expense increased in 1999 over 1998 as a result of the purchase of Next Action Technology in October 1999, and the purchase of Prophecy Holding B.V. in April 1999. In general, goodwill is amortized over a five-year period.

     1.10. LIQUIDITY AND CAPITAL RESOURCES

                                                        PERCENT             PERCENT
                                                1998    CHANGE     1999     CHANGE     2000
                                               ------   -------   -------   -------   -------
Working capital..............................  40,524      239%   137,336      31%    179,620
Cash and cash equivalents....................  61,441      186%   175,426      30%    227,763
Net cash provided by operating activities....  32,414       36%    44,138      70%     74,963
Net cash used for investing activities.......  (6,157)     332%   (26,623)     44%    (38,449)
Net cash provided by financing activities....   1,625    5,370%    88,912     (86)%    12,882

     As at December 31, 2000, we had cash and cash equivalents of E227.8 million, an increase of E52.3 million from December 31, 1999. Net cash provided by operating activities for the twelve months ended December 31, 2000 was E75.0 million, as compared to E44.1 million for the same period in 1999. The increase in net cash provided by operating activities for the year ended December 31, 2000 primarily resulted from higher net income, non-cash charges for depreciation and amortization expense and increases in deferred revenue, accounts payable, income taxes payable, other current liabilities and accrued payroll and related expenses, partially offset by increases in accounts receivable and current and other assets.

     Accounts receivable net of allowances increased to E95.4 million at December 31, 2000 from E53.7 million at December 31, 1999 resulting primarily from an increase in revenue. Accounts receivable days sales outstanding was 75 days as of December 31, 2000 compared to 65 days at December 31, 1999. The increase in days sales outstanding in 2000 was due in part to the strengthening of the Euro vs. the U.S. dollar at December 31, 2000, whereby accounts receivable were translated into U.S. dollars at a higher value than the translation of the related revenues, which are translated at average rates during the period. Although days sales outstanding increased from 1999, the percent of receivables past due has decreased from 1999 due to increased focus on collection activities. In general, due to the level of European sales which tend to have longer collection cycles than North American sales and the fluctuation of the Euro, and the historical pattern of revenue generation towards the end of each quarter, we anticipate that accounts receivable will continue to be substantial in the future, and that days sales outstanding will remain fairly consistent with the 2000 results.

     Our investing activities in each year presented consisted primarily of business acquisitions totaling E19.8 million in 2000 and E15 million in 1999, and expenditures for fixed assets totaling E13 million in 2000 and E9 million in 1999. We have also increased the amount of deposits and other assets to E2.6 million compared to E1.2 million in 1999. This is mainly due to the increase in guarantee deposits of E1.1 million. We had no significant capital commitments as of 31st December 2000 and we currently anticipate that additions to property and equipment for the next year will be comparable to recent past years.

     Our net financing activities provided E12.9 million of cash in 2000 and provided E88.9 million of cash in 1999. Financing activities in 2000 included E14.4 million from the issuance of shares under employee stock option purchase plans and directors warrants and a net decrease of Notes payable of E1.6 million. Financing activities in 1999 included E68.5 million from the sale of 3,105,000 ordinary shares in France and the rest of Europe in November 1999, E14.2 million from the issuance of shares under employee stock option and purchase plans, E10.5 million from the issuance of notes payable in relation to business acquisitions, partially offset by E4.3 million for the repurchase of 574,500 treasury shares.

     We believe that cash from operations together with existing cash and cash equivalents will be sufficient to meet our cash requirements for at least the foreseeable future.

 2. UNCONSOLIDATED RESULTS OF BUSINESS OBJECTS S.A. DURING THE FISCAL YEAR 2000


     During fiscal year 2000 total revenue increased by 70% over the prior period. Revenue includes sales of licenses representing 23% of total turnover or E33.6 million (E25 million in 1999), services representing 16% or E22 million (E15 million in 1999) and royalties received from Business Objects subsidiaries representing 57% of total revenue or E82.6 million (1999 E41 million).


     Other revenue representing approximately 4% of total revenue relates to subsidies and cost offsets (specific accounting treatment in France of cost relief).


     Operating income amounted to E33.6 million compared to E10.7 million in 1999, an increase of 214% year on year. Net income and expenses from investing activities increased to E11.3 million in 2000, up from E1.7 million in the prior year. Dividends received from subsidiaries during 2000 amounted to E5.5 million and interest income from invested cash increased by E3 million following the initial public offering of Business Objects on the Premier Marche Euronext in Paris.



     Net pre-tax income for the year amounted to E44.9 million compared to E12.4 million in 1999 representing an increase of 263% year on year. Exceptional income increased strongly from E1.1 million in 1999 to E4.2 million in 2000. Consequently, net income before corporation tax and profit sharing increased to E49.1 million from E13.5 million in 1999, an increase of 265%. Net income after profit sharing and corporation income tax amounted to E29.9 million in 2000, compared to E7.9 million in 1999.


 3. FUTURE ORIENTATION OF THE COMPANY

     Our objective is to become the leading supplier of e-business intelligence software solutions worldwide. Our business strategy to achieve our objective is focused on four key areas:

     Continue to develop and deploy products and services for extranet and e-business applications. We believe that the internet represents a tremendous opportunity for e-business intelligence technology. We developed WebIntelligence to extend the business intelligence capabilities of BusinessObjects from its original client/server environment into intranet, extranet and e-business environments. We intend to continue developing and optimizing our products for use on the internet, extranets and e-business environments, both for traditional brick and mortar companies and pure dot.com companies.

     Maintain enterprise-wide focus. We believe that enterprise-wide deployments will continue to represent a significant business opportunity for us. To capitalize on this opportunity, we intend to ensure that our software can be used throughout the enterprise by the maximum number of users. To this end, we intend to continue to enhance the administration and security features of our software. We also intend to increase our focus on delivering products that complement packaged business applications, including enterprise resource planning and customer relationship management systems, such as those offered by SAP, Oracle, Siebel, I2, and PeopleSoft. Finally, we intend to continue to optimize our products for use on intranets, which we believe will be the primary platform for corporate software deployment.

     Expand the analytic applications strategy. We believe that corporations today are focusing more and more on the relationships with their customers, and that e-business intelligence has an important role to play in the customer relationship management market. In 1999, we incorporated Ithena, Inc., focused on delivering front-end customer intelligence, or analysis applications. In 2000, Business Objects combined the company's existing Set Analyzer strategic business unit and the Ithena subsidiary to form the Analytic Applications Division. This division will work to create integrated, applications that will provide business managers with a complete view of their organization's operations.

     Expand our strategic relationships. We believe that our relationships with key enterprise software vendors, systems integrators and value-added resellers are important to our success. We currently have marketing relationships with several large relational data base management, enterprise resource planning, customer relationship management, wireless, portal, and e-business vendors to promote our solution in their respective markets, which we believe will improve our competitive position. In the ERP market, we have continued to work very closely with SAP and PeopleSoft and have received certifications on their most recent offerings. In 2000, we significantly extended our relationship with Siebel where Business Objects is embedded in the Siebel eBusiness Analytics suite. We have a strategic relationship with IBM, who is currently the largest reseller of Business Objects products worldwide. We created formal partnership programs to work with many of the leading enterprise information portal vendors and wireless device, service, and platform companies. We also have reseller agreements with indirect sales channel partners to expand our market coverage, as well as provide a source of revenue at attractive margins. Finally, we have relationships with system integrators who not only market our products with larger systems solutions, but have also generated revenues for us by recommending our products to their customer base. We intend to continue to pursue and develop these relationships to expand our market opportunity.

 4. RESEARCH AND DEVELOPMENT ACTIVITIES

     The Company's research and development staff consisted of 395 employees as of December 31, 2000 (243 employees on December 31, 1999). The Company had not capitalized any software development costs and all the research and development costs have been expensed as incurred during fiscal year 2000.

     Product versions newly launched during fiscal year 2000 included BUSINESSOBJECTS 5.1 and 5.i, BUSINESSOBJECTS DEVELOPER SUITE 5.1., WEBINTELLIGENCE 2.6, SETANALYZER 2.1, BUSINESSOBJECTS ITHENA CVM ET BUSINESSOBJECTS WEB CONNECT 1.0.

 5. ACQUISITION


     During April 1999, the Company acquired all the outstanding shares of Prophecy Holding B.V., the sole shareholder of Prophecy Automatisering B.V. ("Prophecy"), a Dutch consulting firm predominately focused on decision support solutions as they relate to packaged applications. The aggregate purchase price, including direct acquisition costs, was E2.9 million ($3.1 million) in cash plus notes payable totaling E2.8 million ($3.0 million). The notes are payable in two installments, with E1.8 million ($2.0 million) payable in April 2000 and the remaining E0.9 million ($1.0 million) payable in April 2001, subject to certain contingencies relating to continuing employment of the principals of Prophecy. E4.9 million ($5.3 million) of the purchase price has been allocated to goodwill and is being amortized over a five year period beginning in April 1999.


     During October 1999, the Company acquired all the outstanding shares of Next Action Technology, Ltd. ("NAT"), a UK-based developer of set-based analysis technology for customer selection and segmentation applications. The total purchase price including direct acquisition costs was E7,878,000 ($8,396,000), including notes payable of E7.0 million ($7.6 million). The notes bear interest at 5% and are due in four installments, with E4.3 million ($4.6 million) due April 2000, E0.9 million ($1.0 million) due December 2000, E0.9 million ($0.9 million) due December 2001 and E0.9 million ($0.9 million) due December 2002. The three final installments due December 2000, 2001 and 2002 are subject to certain contingencies relating to continuing employment of the NAT principals. The total purchase price has been allocated to goodwill and other intangible assets, and is being amortized over the estimated useful life of the assets that range from 1 to 5 years.


     During April 2000, the Company acquired all the outstanding shares of OLAP@Work Inc., a privately held software company based in Ottawa, Canada, that develops and markets high-end online analytical processing (OLAP) reporting tools. The total purchase price including direct acquisition costs was $15.2 million (E15.9 million), including notes payable of $5.0 million (E5.2 million). The notes are due in three annual installments subject to employment related contingencies, and are secured by $5.0 million (E5.2 million) of restricted cash that the Company has placed into an escrow account. Of the purchase price, approximately $8.7 million (E9.1 million) has been allocated to goodwill, $5.0 million (E5.2 million) has been allocated to deferred employee retention costs, and $1.5 million (E1.6 million) has been allocated to the net book value of the acquired assets and liabilities, which approximate fair value. Goodwill is being amortized over a five-year life beginning April 2000.

     During August 2000, the Company acquired a division of Executive Computing Group, the Company's Australian distributor, for approximately $2.5 million (E2.7 million) in cash and $500,000 (E541,000) in notes payable fully secured by a restricted cash escrow account. The acquisition has been accounted for under the purchase method of accounting. The purchase price has been allocated to goodwill and other intangible assets and is being amortized over 5 years from the date of acquisition. Accumulated depreciation of goodwill amounted to E14.5 million as at December 31, 2000, E5.4 million as at December 31, 1999 and E1.6 million as at December 31, 1998.

 6. ACTIVITY OF SUBSIDIARIES

     Segment. The Company and its subsidiaries operate in one reportable industry segment, the development, marketing, and support of enterprise wide business intelligence software tools. The Company makes key decisions and evaluates performance of the Company based on this single industry segment.

     Geography. Operations outside of France consist principally of sales, marketing, finance, customer support, and to a lesser extent, research and development activities. Transfers between geographic areas are accounted for at amounts that are generally above cost and consistent with the rules and regulations of governing tax authorities. Such transfers are eliminated in the consolidated financial statements. Identifiable assets are those assets that can be directly associated with a particular geographic area. The following is a summary of operations within geographic area:

                                                    REVENUES      TRANSFERS
                                                      FROM         BETWEEN
                                                  UNAFFILIATED    GEOGRAPHIC     TOTAL      IDENTIFIABLE
                                                   CUSTOMERS        AREAS       REVENUES       ASSETS
                                                  ------------    ----------    --------    ------------
France..........................................     55,776         82,556      138,332        245,478
United Kingdom..................................     71,492             --       71,492         75,905
Other European countries........................     92,352             --       92,352         71,845
North America...................................    128,092             --      128,092        112,601
Rest of the world...............................     31,724             --       31,724         22,030
Eliminations....................................         --       (82,556)      (82,556)     (132,334)
                                                    -------        -------      -------       --------
                                                    379,436                     379,436        395,525
                                                    =======        =======      =======       ========

 7. OUTSTANDING SHARE OWNERSHIP

     To the best our knowledge, no shareholder was holding 5% or more of the Company's outstanding shares at December 31, 2000.


     Employees of the Group excluding Mr. Bernard Liautaud own less than 1% of the Company's share capital. Mr. Bernard Liautaud, President and Chief Executive Officer of the Company, owns 2.9% of the Company's outstanding shares.


 8. ALLOCATION OF NET INCOME 2000

     The company has not paid any dividends for the 3-year period ended December 31, 2000. The net income may be allocated to the retained earnings.

 9. SIGNIFICANT POST YEAR-END EVENTS AND LITIGATION

     Effective March 12, 2001, the company effected a three-for-two stock split of all its ordinary shares and American Depositary Shares.

     On May 5, 2000, the Company filed a lawsuit in United States District Court for the Northern District of California against Cognos, Inc. and Cognos Corporation for alleged patent infringement. The lawsuit alleges that Cognos, Inc. and Cognos Corporation infringe the Company's United States Patent No. 5,555,403 by making, using, offering to sell and selling its product known as Impromptu. The Company's complaint requests that the defendants be enjoined from further infringing the patent and seeks an as yet undetermined amount of damages. In addition, the Company filed a notice of related case referring to a case previously pending before the district court, namely Business Objects S.A.
v. Brio Technology, Inc. Case No. C97-0354.

     During September 1999, the Company executed a Memorandum of Understanding with Brio Technology Inc. (Brio) in settlement of pending patent litigation. As part of the settlement, the Company dismissed its pending lawsuit against Brio involving patent number 5,555,403 and Brio dismissed its pending lawsuit against the Company involving patent number 5,915,257 and agreed to pay the Company $10.0 million payable quarterly in $1.0 million payments beginning September 30, 1999. Due to the inherent uncertainties with respect to Brio making the remaining quarterly payments on the settlement, the Company deferred the gain on the settlement and is recognizing it under the cost-recovery method. Under the cost-recovery method, no gain is recognized until cash payments by Brio exceed the legal expenses incurred by the Company. Payments under the settlement are included in interest and other income, net of related legal expenses.

10. STOCK REPURCHASE PROGRAM

     In May 1999, the company repurchased 574,500 of its own American Depositary Shares for a total cost of E4,325,659 (per share price of E7.53). As of December 31, 2000, these were the only auto-held shares held by the company.

     In accordance with the resolution adopted during the general shareholders meeting on June 5, 2000, these shares could be used for any of the following purposes : (i) to invest excess cash, (ii) to have shares available which could be used for an employee stock option plan, (iii) to have shares available which could be used in an acquisition or share swap arrangement, (iv) to minimize the dilution effect in the case of the issuance of new shares.

     The general shareholders meeting held on June 5, 2000, in accordance with the provisions of Article L.225-209 of the French Code de Commerce, authorized the Board of Directors to purchase up to 1,000,000 shares of a nominal value of E0.10 each, specifically by a direct purchase and cancellation of American Depositary Shares. The maximum per share price authorized is E100, excluding related costs.


     The general shareholders meeting held on January 7, 2000 has authorized the Board of Directors to reduce issued share capital by canceling treasury shares. Such authorization has not been used as of the date of this report.

     The two authorizations above to repurchase and cancel shares are valid until July 7, 2001.

     The share repurchase program represents a maximum of 3.28% of the Company's issued share capital as at March 12, 2001. The program will be financed by use of the Company's excess cash.

11. EMPLOYEE RELATED BENEFITS PROGRAMS

     12.1. EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1991 and 1993 Stock Option Plans (the 1991 and 1993 Plans) expired in 1996 and 1998, respectively, and the 1994 Stock Option Plan (1994
Plan) expired on August 16, 1999.

     On May 4, 1999, the shareholders of the Company approved a new stock option plan (the 1999 Plan) pursuant to which the Board of Directors was authorized to issue options corresponding to 2,625,000 shares. The shareholders meeting held on June 5, 2001 authorized the Board of Directors to grant an additional 4,500,000 options under the 1999 Plan.

     The 1999 Plan provides, in accordance with French regulations applicable to companies listed on a French stock exchange, that the option price may not be less than the higher of (i) 100% of the closing price as reported on the French stock exchange on the last trading day prior to the date of grant, or (ii) 80% of the average of the closing prices on such market over the twenty trading days preceding the grant date.

     During fiscal 2000, 3,276,338 options were granted under the 1999 Plan. As at December 31, 2000, a total of 8,267,354 options were issued and outstanding, with an weighted average exercise price of E28.09 per share.

     12.2. INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

     The general shareholders meeting of June 21, 1995 authorized the creation of the 1995 Employee Stock Purchase Plan in order to enable employees to subscribe to the Company's shares at a preferential price. Within the scope of this plan the general shareholders meetings of May 1999 and June 2000 authorized the issuance of 520,000 and 200,000 shares respectively. As at December 31, 2000, 697,823 shares were available for subscription within this framework.

     12.3. FRENCH EMPLOYEE SAVINGS PLAN

     The general shareholders meeting of June 21, 1995 also authorized the creation of a stock option plan, qualified under the provisions of French tax regulations, specifically for the regular employees who subscribe to the Plan d'Epargne d'Entreprise (the Company Savings Plan). Under this scheme and with effect from January 1999, shares which were formerly subscribed directly by the employees are now subscribed through a mutual fund ("Fonds Common de Placement d'Entreprise.) The general shareholders meetings of May 1999 and June 2000 reserved 180,000 and 75,000 ordinary shares respectively for issuance under this plan. As at December 31, 2000, 253,500 shares were available for subscription under this scheme.

     12.4. FRENCH EMPLOYEE PROFIT SHARING PLANS

     In addition to the above, French employees benefit from the statutory profit sharing scheme and an optional results based bonus scheme. For fiscal year 2000 the total cost of these measures amounted to E3,102,826 for the statutory profit sharing scheme and a credit of E229,770 for the optional results based scheme. The profit sharing charge amounted to approximately 11.9% of total gross salaries and bonuses relating to eligible employees (i.e. those who were present on December 31, 2000 with at least 6 months service with the company at that date). The results based bonus scheme was paid to a small number of employees only and we recorded a net credit to this caption due to the write-back of a prior year over accrual.

                             BUSINESS OBJECTS S.A.

                    UNCONSOLIDATED BALANCE SHEET (IN EUROS)

                                     ASSETS

                                                          31-DEC-00                    31-DEC-99
                                             GROSS       PROVISIONS        NET            NET
                                          ------------   -----------   ------------   -----------
Intangible fixed assets.................  E  5,165,371   E(2,293,466)  E  2,871,905   E   995,479
Tangible fixed assets...................    13,053,139    (5,717,930)     7,335,209     4,999,959
Equity in subsidiaries..................    61,319,312                   61,319,312    21,766,719
Loans to subsidiaries...................       775,194                      775,194     1,513,554
Deposits................................       315,607                      315,607       219,258
                                          ------------   -----------   ------------   -----------
          TOTAL LONG TERM ASSETS........    80,628,623    (8,011,396)    72,617,227    29,494,969
Inventory...............................       484,283      (328,878)       155,405       388,811
Prepaid expenses........................     3,273,435                    3,273,435     2,301,505
Trade accounts receivable...............    58,382,635      (932,642)    57,449,993    29,180,602
Other accounts receivable...............     4,490,144                    4,490,144     2,294,884
Marketable securities...................   109,009,082                  109,009,082   108,434,770
Cash & cash equivalents.................     4,362,405                    4,362,405     6,355,730
                                          ------------   -----------   ------------   -----------
          TOTAL CURRENT ASSETS..........   180,001,984    (1,261,520)   178,740,464   148,956,302
Unrealized exchange losses..............       221,718                      221,718       299,677
                                          ------------   -----------   ------------   -----------
          TOTAL ASSETS..................   260,852,325    (9,272,916)   251,579,409   178,750,948

                          LIABILITIES & SHAREHOLDERS' EQUITY
                                                                31-DEC-00    31-DEC-99
                                                              -----------   ----------
Capital stock, par value....................................    6,058,388    2,921,872
Paid-in capital.............................................  121,077,102   109,754,750
Legal reserves..............................................      292,187      263,058
Change differential, Euro translation.......................       47,574       47,574
Prior years' retained earnings..............................   24,012,082   16,124,902
Current year net income.....................................   29,897,734    7,916,309
Investment grant............................................
                                                              -----------   ----------
          TOTAL SHAREHOLDERS' EQUITY........................  181,385,067   137,028,465
Conditional loans...........................................
Contingency and loss provisions.............................    2,781,095    1,273,108
Bank overdrafts.............................................       75,841       12,366
Accounts payable............................................   30,557,287   22,320,613
Accrued wages and taxes.....................................   27,316,627   12,092,801
Other payables..............................................      267,350      200,696
                                                              -----------   ----------
          TOTAL LIABILITIES.................................   60,998,200   35,899,583
Deferred revenue............................................    9,140,959    5,442,027
Unrealized exchange gains...................................       55,183      380,873
                                                              -----------   ----------
          TOTAL LIABILITIES & SHAREHOLDERS' EQUITY..........  251,579,409   178,750,948

                             BUSINESS OBJECTS S.A.

                     UNCONSOLIDATED STATEMENT OF OPERATIONS
                                   (IN EURO)

                                                                31-DEC-00       31-DEC-99
                                                              -------------    ------------
Manuals and packages........................................  E     473,052    E    539,139
Product revenues............................................    146,685,321      81,094,244
                                                              -------------    ------------
TOTAL PRODUCT REVENUES......................................    147,158,373      81,633,383
Other revenue...............................................      2,324,657       6,129,599
                                                              =============    ============
TOTAL OPERATING REVENUE.....................................    149,483,030      87,762,982
Purchases of goods for resale...............................       (534,311)     (1,010,399)
Change in inventory.........................................        (78,901)        196,143
Other outside purchases.....................................    (58,781,301)    (38,015,866)
Taxes.......................................................     (2,630,726)     (1,461,974)
Salaries....................................................    (29,982,343)    (21,218,000)
Social charges..............................................    (14,236,428)    (11,356,470)
Depreciation & amortization.................................     (3,010,489)     (1,998,221)
Reserves against current assets.............................       (814,956)       (301,486)
Other expenses..............................................     (5,805,048)     (1,884,577)
                                                              =============    ============
TOTAL OPERATING EXPENSES....................................   (115,874,501)    (77,050,850)
OPERATING INCOME............................................     33,608,529      10,712,132
Interest income.............................................     10,109,913       1,281,885
Exchange rate gains.........................................      6,438,220       2,734,128
                                                              -------------    ------------
FINANCIAL REVENUES..........................................     16,548,133       4,016,013
Reserve for exchange rate losses............................     (2,384,190)       (714,880)
Interest expense............................................         (6,432)         (4,853)
Exchange rate losses........................................     (2,876,736)     (1,642,837)
Bank fees...................................................
                                                              -------------    ------------
FINANCIAL EXPENSES..........................................     (5,267,358)     (2,362,570)
                                                              =============    ============
INCOME FROM FINANCIAL ACTIVITIES............................     11,280,775       1,653,443
INCOME BEFORE TAX AND EXCEPTIONAL ITEMS.....................     44,889,304      12,365,575
Exceptional income..........................................      5,542,977       3,038,895
Exceptional expenses........................................     (1,310,723)     (1,953,913)
                                                              -------------    ------------
NET EXCEPTIONAL INCOME (EXPENSE)............................      4,232,255       1,084,982
Profit sharing..............................................     (2,873,056)     (2,464,192)
                                                              -------------    ------------
NET INCOME BEFORE TAX.......................................     46,248,503      10,986,364
Income tax benefit (provision)..............................    (16,350,769)     (3,070,055)
NET INCOME..................................................     29,897,734       7,916,309

                             BUSINESS OBJECTS S.A.

            FIVE YEAR SUMMARY FINANCIAL INFORMATION (UNCONSOLIDATED)
                                   (IN EUROS)

                                   1996          1997          1998          1999          2000
                                -----------   -----------   -----------   -----------   -----------
1. CAPITAL AT YEAR-END
Capital stock, par value......  E 2,465,636   E 2,514,234   E 2,581,942   E 2,921,872   E 6,058,388
Number of ordinary shares
  issued......................   48,520,539    49,476,891    50,809,281    58,437,435    60,583,881(1)
Number of preferred shares....
Maximum number of shares to be
  created in the future
  by conversion of bonds......
  by exercise of subscription
     rights...................    5,979,303     7,603,884     9,515,349     8,477,127     8,520,854(1)
2. OPERATIONS AND INCOME FOR
   THE YEAR
Total product revenues........   34,734,776    40,760,448    55,341,524    87,320,438   147,158,373
Income before taxes, profit
  sharing, depreciation
  expense and provision.......    5,683,236     4,450,018     7,661,776    15,627,614    53,720,281
Income tax benefit
  (provision).................   (1,531,367)   (1,162,523)   (1,584,472)   (3,070,055)  (16,350,769)
Required profit sharing.......      527,602       673,150     2,038,244     2,464,192     2,873,056
Income after taxes, profit
  sharing, depreciation
  expense and provision.......    3,111,928     1,388,182     2,749,905     7,916,309    29,897,734
Dividends distributed.........
3. INCOME PER ISSUED SHARE
Income after taxes and profit
  sharing but before
  depreciation expense and
  provision...................         0.07          0.05          0.08          0.17          0.57(1)
Income after taxes, profit
  sharing, depreciation
  expense and provision.......         0.06          0.03          0.05          0.14          0.49(1)
Dividends distributed per
  share.......................
4. PERSONNEL
Average number of employees...          215           303           340           465           659
Total payroll and social
  charges.....................   10,651,023    13,508,387    16,375,260    21,228,061    29,982,343
Total social benefits.........    4,833,935     6,343,430     9,006,453    11,086,873    14,236,428

---------------
(1) Adjusted to take into account the three-for-two stock split effected on March 12, 2001.

                   TEXT OF RESOLUTIONS SUBMITTED FOR APPROVAL

FIRST RESOLUTION

     This Resolution is to approve the Company's financial statements (unconsolidated) for the 2000 fiscal year:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

     WHEREAS, this general meeting has acknowledged the annual management report of the Board of Directors on the activity and the situation of the Company during the fiscal year ended December 31, 2000, as well as the annual report of the statutory auditors on the performance of their duties during this fiscal year,

     RESOLVED, that the financial statements of the fiscal year ended December 31, 2000, as they have been presented, the expenses referred to in article 39-4 of the French Tax Code amounting to 85,602.87 euros as well as the transactions indicated in the above-mentioned financial statements and summarized in the above-mentioned reports are approved hereby.

SECOND RESOLUTION

     This Resolution is to allocate the profits for the 2000 fiscal year:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

     WHEREAS, it has been noted that the profits for the fiscal year ended December 31, 2000 amount to 29,897,734.14 euros,

     RESOLVED, that the above-mentioned profits be allocated:

     - up to the limit of 313,651.64 euros to the legal reserve which will amount, after allocation, to 605,838.81 euros,

     - the balance of 29,584,082.50 euros to be carried forward to retained earnings, which will amount after allocation to 53,596,164.41 euros.

     Pursuant to the provisions of article 243 bis of the French Tax Code, it is reminded hereby that no dividends were distributed with respect to the last three fiscal years.

THIRD RESOLUTION

     This Resolution is to approve the re-election of Mr. Bernard Charles as a
Director:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

     WHEREAS, this general meeting has acknowledged the report of the Board of Directors and noted that the term of office of Mr. Bernard Charles, Director, expires at the end of this general meeting,

     RESOLVED, that Mr. Bernard Charles is re-elected as Director hereby for a period of three years expiring at the end of the ordinary general meeting which will deliberate upon the financial statements of the fiscal year ending December 31, 2003.

FOURTH RESOLUTION

     This Resolution is to approve the re-election of Mr. Albert Eisenstat as a
Director:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

     WHEREAS, this general meeting has acknowledged the report of the Board of Directors and noted that the term of office of Mr. Albert Eisenstat, Director, expires at the end of this general meeting,

     RESOLVED, that Mr. Albert Eisenstat is re-elected as Director hereby for a period of three years expiring at the end of the ordinary general meeting which will deliberate upon the financial statements of the fiscal year ending December 31, 2003.

FIFTH RESOLUTION

     This Resolution is to approve the re-election of Mr. Arnold Silverman as a
Director:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

     WHEREAS, this general meeting has acknowledged the report of the Board of Directors and noted that the term of office of Mr. Arnold Silverman, Director, expires at the end of this general meeting,

     RESOLVED, that Mr. Arnold Silverman is re-elected as Director hereby for a period of three years expiring at the end of the ordinary general meeting which will deliberate upon the financial statements of the fiscal year ending December 31, 2003.

SIXTH RESOLUTION

     This Resolution is to authorize the Board of Directors to repurchase shares of the Company:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for ordinary general meetings,

     WHEREAS, this general meeting has acknowledged the report of the Board of Directors and the prospectus (note d'information) approved by the French Commission des Operations de Bourse,

     Pursuant to the provisions of Article L. 225-210 of the Commercial Code,

     RESOLVED to authorize the Board of Directors to purchase up to 2,000,000 shares of the Company of E0.10 par value each, at a price per share not to exceed E 60 or the US dollar equivalent for shares represented by American Depositary Shares, excluding expenses and commissions,

     RESOLVED FURTHER that the powers delegated to the Board of Directors by this Resolution may be used by the Board of Directors with respect to all shares held in treasury, including the ones purchased prior to the admission of the shares of the Company on a regulated market within the meaning of French law No. 98-546 of July 2, 1998,

     RESOLVED FURTHER that the Board of Directors may effect the purchase, sale or transfer of shares of the Company by any means including, in particular, through block trades,

     RESOLVED FURTHER that repurchased shares may be used, among other things,
(i) to use excess cash balances, (ii) to provide for shares in the context of the implementation of employee stock purchase plans, (iii) as a consideration in the context of an acquisition or exchange, (iv) or to minimize the dilution effect of a securities issuance.

     This authorization voids and replaces the prior authorization to repurchase the Company's shares granted according to the Seventh Resolution of the Meeting of Shareholders held on June 5, 2000 and shall be valid for a period of eighteen months from the date of this meeting.

     The Board of Directors shall report to the Conseil des Marches Financiers on a monthly basis any purchase, sale, transfer or cancellation of shares realized and shall inform the shareholders in its yearly report to the annual shareholders' meeting of any purchase or transfer of shares so realized.

SEVENTH RESOLUTION

     This Resolution is to issue warrants to subscribe to 15,000 shares of the Company to Mr. Bernard Charles without payment as consideration, to waive shareholders' preferential right to such warrants and to the shares resulting from the exercise of such warrants, and to authorize the Board of Directors to take all appropriate actions with respect to the grant of these warrants:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

     WHEREAS, this general meeting has acknowledged the report of the Board of Directors, the special report of the statutory auditor and the report of the special advantages auditor, and has noted that the share capital has been fully paid-up,

     RESOLVED, in accordance with article L.228-95 of the Commercial Code, and subject to the condition precedent that the Third Resolution is adopted, to issue 15,000 warrants each warrant entitling to the subscription to one share of
0.10 euro nominal value, to be subscribed in cash or by way of compensation and to be fully paid upon subscription,

     RESOLVED FURTHER, to waive the preferential subscription rights for the warrants given to shareholders pursuant to article L.225-132 of the Commercial Code and to reserve the subscription of the 15,000 warrants to Mr. Bernard Charles,

     RESOLVED FURTHER, to authorize the increase in share capital by a nominal amount of 1,500 euros to be fully paid upon subscription, either in cash or by compensation, corresponding to the issuance of 15,000 new shares of 0.10 euro nominal value each, pursuant to the exercise of the warrants,

     RESOLVED FURTHER, that the shareholders' preferential subscription rights pursuant to article L.225-132 of the Commercial Code is hereby waived and that the subscription of the 15,000 new shares to be issued is reserved to Mr. Bernard Charles,

     RESOLVED FURTHER, that the exercise price per share is equal to the closing price of one share of the Company as quoted on the Premier Marche of Euronext Paris S.A. on June 11, 2001,

     RESOLVED FURTHER, to approve the special advantages granted to the holder consisting of (i) the grant of such warrants without payment as consideration and (ii) the benefit from of a fixed exercise price per share,

     RESOLVED FURTHER, that one-third of the warrants may be exercised on or after June 1, 2002, one-third of the share warrants may be exercised on or after June 1, 2003 and one-third of the share warrants may be exercised on or after June 1, 2004,

     RESOLVED FURTHER, that in the event the holder ceases to be a Director of the Company, the holder shall be entitled to exercise the warrants up to the number of vested shares as of the date of termination of office as Director, for a period of ninety (90) days as from such termination date,

     RESOLVED FURTHER, that the warrants may be exercised in one or several lots, on or prior to the earlier of the following dates: (i) June 12, 2006 or
(ii) in case of termination of the term of office as Director, within 90 days following such termination date,

     RESOLVED FURTHER, that in the event of merger or other change of control of the Company, the holder of the warrant will be notified and given the same information as if he were a shareholder in order to exercise, if he so wishes, his subscription rights,

     RESOLVED FURTHER, that given the particular advantages attached to the warrants, the warrants shall not be transferable, except to a spouse, a direct descendant or ascendant, or a sibling of the holder,

     RESOLVED FURTHER, that the new shares will be subject to all provisions of the Statuts, and will entitle the holder thereof to the rights attached to a share from the effective date of the issuance,

     RESOLVED FURTHER, that the Board of Directors is authorized, within the limits set above:

     - to resolve the final capital increase and to verify the number of shares issued following the exercise of the warrants, proceed with all formalities resulting from the relevant capital increases, and modify the Statuts accordingly,

     - to make the necessary arrangements for ensuring that the protection of the holder of the warrants, in the event of any financial transaction concerning the Company, is in compliance with all statutory and regulatory provisions in effect,

     - to carry out, by itself or through an agent, all acts and formalities in order to finalize the capital increases that could be carried out pursuant to the authorization of the Resolution hereof, and to modify the Statuts accordingly, and in general, to take all necessary steps and carry out any formal procedure useful to these Resolutions,

     RESOLVED FURTHER, in accordance with article 55 of the decree No. 67-236 of March 23, 1967 to insert in Article 6 of the Statuts the following, in order to indicate therein the recipient's identity of special advantages and the nature of such advantages:

     "Mr. Bernard Charles is a recipient of special advantages resulting from the grant of warrants giving the right to subscribe to 15,000 shares approved by the shareholders meeting held on June 12, 2001. The special advantages consist of (i) the grant of such warrants without payment as consideration and (ii) the benefit from a fixed exercise price per share corresponding to the estimated market value of one share on June 11, 2001."

EIGHTH RESOLUTION

     This Resolution is to issue warrants to subscribe to 15,000 shares of the Company to Mr. Albert Eisenstat without payment as consideration, to waive shareholders' preferential right to such warrants and to the shares resulting from the exercise of such warrants, and to authorize the Board of Directors to take all appropriate actions with respect to the grant of these warrants:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

     WHEREAS, this general meeting has acknowledged the report of the Board of Directors, the special report of the statutory auditor and the report of the special advantages auditor, and has noted that the share capital has been fully paid-up,

     RESOLVED, in accordance with article L.228-95 of the Commercial Code, and subject to the condition precedent that the Fourth Resolution is adopted, to issue 15,000 warrants each warrant entitling to the subscription to one share of
0.10 euro nominal value, to be subscribed in cash or by way of compensation and to be fully paid upon subscription,

     RESOLVED FURTHER, to waive the preferential subscription rights for the warrants given to shareholders pursuant to article L.225-132 of the Commercial Code and to reserve the subscription of the 15,000 warrants to Mr. Albert Eisenstat,

     RESOLVED FURTHER, to authorize the increase in share capital by a nominal amount of 1,500 euros to be fully paid upon subscription, either in cash or by compensation, corresponding to the issuance of 15,000 new shares of 0.10 euro nominal value each, to which the exercise of the warrants entitles,

     RESOLVED FURTHER, that the shareholders' preferential subscription rights pursuant to article L.225-132 of the Commercial Code is hereby canceled and that the subscription of the 15,000 new shares to be issued is reserved to Mr. Albert Eisenstat,

     RESOLVED FURTHER, that the exercise price per share is equal to the closing price of one share of the Company as quoted on the Premier Marche of Euronext Paris S.A. on June 11, 2001,

     RESOLVED FURTHER, to approve the special advantages granted to the holder consisting of (i) the grant of such warrants without payment as consideration and (ii) the benefit from of a fixed exercise price per share,

     RESOLVED FURTHER, that one-third of the warrants may be exercised on or after June 1, 2002, one-third of the share warrants may be exercised on or after June 1, 2003 and one-third of the warrants may be exercised on or after June 1, 2004,

     RESOLVED FURTHER, that in the event the holder ceases to be a Director of the Company, the holder shall be entitled to exercise the warrants up to the number of vested shares as of the date of termination of office as Director, for a period of ninety (90) days as from such termination date,

     RESOLVED FURTHER, that the warrants may be exercised in one or several lots, on or prior to the earlier of the following dates: (i) June 12, 2006 or
(ii) in case of termination of the term of office as Director, within 90 days following such termination date,

     RESOLVED FURTHER, that in the event of merger or other change of control of the Company, the holder of the warrant will be notified and given the same information as if he were a shareholder in order to exercise, if he so wishes, his subscription rights,

     RESOLVED FURTHER, that given the particular advantages attached to the share warrants, the warrants shall not be transferable, except to a spouse, a direct descendant or ascendant, or a sibling of the holder,

     RESOLVED FURTHER, that the new shares will be subject to all provisions of the Statuts, and will entitle the holder thereof to the rights attached to a share from the effective date of the issuance,

     RESOLVED FURTHER, that the Board of Directors is authorized, within the limits set above:

     - to resolve the final capital increase and to verify the number of shares issued following the exercise of the warrants, proceed with all formalities resulting from the relevant capital increases, and modify the Statuts accordingly,

     - to make the necessary arrangements for ensuring that the protection of the holder of the share warrants, in the event of any financial transaction concerning the Company, is in compliance with all statutory and regulatory provisions in effect,

     - to carry out, by itself or through an agent, all acts and formalities in order to finalize the capital increases that could be carried out pursuant to the authorization of the Resolution hereof, and to modify the Statuts accordingly, and in general, to take all necessary steps and carry out any formal procedure useful to these Resolutions,

     RESOLVED FURTHER, in accordance with article 55 of the decree No. 67-236 of March 23, 1967 to insert in Article 6 of the Statuts the following, in order to indicate therein the recipient's identity of special advantages and the nature of such advantages:

     "Mr. Albert Eisenstat is a recipient of special advantages resulting from the grant of warrants giving the right to subscribe to 15,000 shares approved by the shareholders meeting held on June 12, 2001. The special advantages consist of (i) the grant of such warrants without payment as consideration and (ii) the benefit from a fixed exercise price per share corresponding to the estimated market value of one share on June 11, 2001."

NINTH RESOLUTION

     This Resolution is to issue warrants to subscribe to 15,000 shares of the Company to Mr. Arnold Silverman without payment as consideration, to waive shareholders' preferential right to such warrants and to the shares resulting from the exercise of such warrants, and to authorize the Board of Directors to take all appropriate actions with respect to the grant of the warrants:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

     WHEREAS, this general meeting has acknowledged the report of the Board of Directors, the special report of the statutory auditor and the report of the special advantages auditor, and has noted that the share capital has been fully paid-up,

     RESOLVED, in accordance with article L.228-95 of the Commercial Code, and subject to the condition precedent that the Fifth Resolution is adopted, to issue 15,000 warrants each warrant entitling to the subscription to one share of
0.10 euro nominal value, to be subscribed in cash or by way of compensation and to be fully paid upon subscription,

     RESOLVED FURTHER, to waive the preferential subscription rights for the warrants given to shareholders pursuant to article L.225-132 of the Commercial Code and to reserve the subscription of the 15,000 warrants to Mr. Arnold Silverman,

     RESOLVED FURTHER, to authorize the increase in share capital by a nominal amount of 1,500 euros to be fully paid upon subscription, either in cash or by compensation, corresponding to the issuance of 15,000 new shares of 0.10 euro nominal value each, to which the exercise of the warrants entitles,

     RESOLVED FURTHER, that the shareholders' preferential subscription rights pursuant to article L.225-132 of the Commercial Code is hereby canceled and that the subscription of the 15,000 new shares to be issued is reserved to Mr. Arnold Silverman,

     RESOLVED FURTHER, that the exercise price per share is equal to the closing price of one share of the Company as quoted on the Premier Marche of Euronext Paris S.A. on June 11, 2001,

     RESOLVED FURTHER, to approve the special advantages granted to the holder consisting of (i) the grant of such warrants without payment as consideration and (ii) the benefit from of a fixed exercise price per share,

     RESOLVED FURTHER, that one-third of the warrants may be exercised on or after June 1, 2002, one-third of the warrants may be exercised on or after June 1, 2003 and one-third of the warrants may be exercised on or after June 1, 2004,

     RESOLVED FURTHER, that in the event the holder ceases to be a Director of the Company, the holder shall be entitled to exercise the warrants up to the number of vested shares as of the date of termination of office as Director, for a period of ninety (90) days as from such termination date,

RESOLVED FURTHER, that the warrants may be exercised in one or several lots, on or prior to the earlier of the following dates: (i) June 12, 2006 or (ii) in case of termination of the term of office as Director, within 90 days following such termination date,

     RESOLVED FURTHER, that in the event of merger or other change of control of the Company, the holder of the warrant will be notified and given the same information as if he were a shareholder in order to exercise, if he so wishes, his subscription rights,

     RESOLVED FURTHER, that given the particular advantages attached to the share warrants, the warrants shall not be transferable, except to a spouse, a direct descendant or ascendant, or a sibling of the holder,

     RESOLVED FURTHER, that the new shares will be subject to all provisions of the Statuts, and will entitle the holder thereof to the rights attached to a share from the effective date of the issuance,

     RESOLVED FURTHER, that the Board of Directors is authorized, within the limits set above:

     - to resolve the final capital increase and to verify the number of shares issued following the exercise of the warrants, proceed with all formalities resulting from the relevant capital increases, and modify the Statuts accordingly,

     - to make the necessary arrangements for ensuring that the protection of the holder of the share warrants, in the event of any financial transaction concerning the Company, is in compliance with all statutory and regulatory provisions in effect,

     - to carry out, by itself or through an agent, all acts and formalities in order to finalize the capital increases that could be carried out pursuant to the authorization of the Resolution hereof, and to modify the Statuts accordingly, and in general, to take all necessary steps and carry out any formal procedure useful to these Resolutions,

     RESOLVED FURTHER, in accordance with article 55 of the decree No. 67-236 of March 23, 1967 to insert in Article 6 of the Statuts the following, in order to indicate therein the recipient's identity of special advantages and the nature of such advantages:

     "Mr. Arnold Silverman is a recipient of special advantages resulting from the grant of warrants giving the right to subscribe to 15,000 shares approved by the shareholders meeting held on June 12, 2001. The special advantages consist of (i) the grant of such warrants without payment as consideration and (ii) the benefit from a fixed exercise price per share corresponding to the estimated market value of one share on June 11, 2001."

TENTH RESOLUTION

     This Resolution is to deliberate on the issue price of shares reserved for issuance at the shareholders' meeting held on June 5, 2000 under the Employee Savings Plan:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

     WHEREAS, this general meeting has acknowledged the report of the Board of Directors and the special report of the statutory auditors,

     RESOLVED, in accordance with article L.225-138 of the Commercial Code, not to change the price setting conditions of the shares approved by the shareholders' meeting of June 5, 2000 and reserved for issuance under the Employee Savings Plan.

ELEVENTH RESOLUTION

     This Resolution is to authorize a capital increase of 50,000 Ordinary Shares to be reserved for subscription to employees of the Company under the French Employee Savings Plan, to waive shareholders' preferential subscription right to such shares and to authorize the Board of Directors to carry out the issuance of such shares:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

     WHEREAS, this general meeting has acknowledged the report of the Board of Directors and the special report of the statutory auditors,

     RESOLVED, in accordance with the provisions of article L. 443-5 of the Labor Code, article L. 225-138 and L. 225-129 VII of the Commercial Code, as amended by the law decree No. 2001-152 of February 19, 2001, to authorize the Board of Directors to increase the share capital by way of issuance of 50,000 shares of 0.10 euro nominal value each, payable upon subscription in cash or by way of satisfaction of indebtedness, the subscription of which being reserved to the employees of the Company who adhere or will adhere to the Employee Savings Plan,

     RESOLVED FURTHER, that the issue price of one share will be the higher of:

     - eighty percent (80%) of the average of the closing sales prices for one share as quoted on the Premier Marche of Euronext Paris S.A. on the twenty days of quotation preceding the day of the decision of the Board of Directors called to set the opening date for subscription, or

     - eighty five (85%) of the closing sale price for one share (or the closing bid, if no sales were registered) as quoted on the above referenced market on the last trading day preceding the day of the decision of the Board of Directors sets the opening date for subscription,

     RESOLVED FURTHER, that the preferential subscription right of the shareholders pursuant to article L.225-132 of the Commercial Code be waived and that the subscription of the new shares to be issued be reserved for the employees of the Company who adhere or will adhere to the Employee Savings Plan,

     RESOLVED FURTHER, that the new shares will be subject to all provisions of the Statuts, and will entitle the holder thereof to the rights attached to existing shares from the effective date of issuance,

     RESOLVED FURTHER, to give to the Board of Directors all powers, within the limits setout above, in order, at once or severally:

     - to set, subject to the law and the terms of this Resolution, the dates of subscription and the conditions under which the subscribed shares will be paid and issued,

     - to carry out, by himself or through an agent, all acts and formalities in order to finalize the capital increases that could be carried out pursuant to the authorization of the Resolution hereof,

     - to modify the Statuts accordingly, and in general, to carry out all formalities that are necessary to implement this Resolution.

     This authorization is granted for a period of two years from the date of this meeting.

TWELFTH RESOLUTION

     This Resolution is to deliberate on the issue price of shares reserved for issuance at the June 5, 2000 shareholders' meeting under the 1995 International Stock Purchase Plan:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

     WHEREAS, this general meeting has acknowledged the report of the Board of Directors and the special report of the statutory auditors,

     RESOLVED, in accordance with article L.225-138 of the Commercial Code, not to change the price setting conditions of the shares approved by the meeting of June 5, 2000 and reserved for issuance under the 1995 International Stock Purchase Plan.

THIRTEENTH RESOLUTION

     This Resolution is to authorize the issuance of 200,000 Ordinary Shares under the 1995 International Stock Purchase Plan, to waive the shareholders' preferential right to such shares, and to authorize the Board of Directors to fix the terms and conditions of the subscription of such shares and to take all appropriate actions with respect to the same:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

     WHEREAS, this general meeting has acknowledged the report of the Board of Directors and the special report of the statutory auditors and has noted that the share capital has been fully paid-up,

     RESOLVED, that the share capital is to be increased once or more than once by way of issuance of a maximum of 200,000 shares of 0.10 euro nominal value each, payable upon subscription in cash or by way of satisfaction of indebtedness, the subscription being reserved to Business Objects S.A. Employee Benefits Trust,

     RESOLVED FURTHER, that the issue price of one share, may not be less than eighty five percent (85%) of the lowest closing sale price for such share (or the closing bid, if no sales were registered) as quoted on the Premier Marche of Euronext Paris S.A. on the last trading day prior to the first day of the offering period and on the last trading day of the offering period, as reported in La Tribune, or such other source the Board will deem reliable,

     RESOLVED FURTHER, the new shares will be subject to all provisions of the Statuts and will entitle the holder thereof to the rights attached to the existing shares from the effective date of issuance,

     RESOLVED FURTHER, that the preferential right of subscription granted to the shareholders pursuant to article L.225-132 of the Commercial Code is waived and that the subscription of the 200,000 new shares to be issued is reserved to Business Objects S.A. Employee Benefits Trust,

     RESOLVED FURTHER, that the Board of Directors is authorized to, once or more than once:

     - fix the amount(s) of the increase(s) of the share capital, the dates of offering periods, the terms and the conditions of the subscription and the issue within the limits decided by this Resolution, it being specified that the shares, the issue of which will have been resolved by the Board of Directors, must be issued, at the latest, within two years from the date of this meeting,

     - collect the subscriptions for the new shares and the payments related thereto,

     - proceed to the anticipated closing date of the subscriptions or to the extension of its deadline, if applicable,

     - obtain from the funds depository the certificate attesting that the capital increase has been fully paid-up,

     - proceed with the withdrawal of funds after accomplishment of the capital increase,

     - carry out, directly or by proxy, all acts and formalities in view of finalizing the share capital increase which has been decided upon in this Resolution,

     - amend the Statuts as a result of the share capital increase and, in general, to take all necessary steps in that respect.

     This authorization is granted for a period of two years from the date of this meeting.

FOURTEENTH RESOLUTION

     This resolution is to amend the Company's articles of association ("Statuts") in order to allow shareholders to send their voting instructions or proxy using the internet:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

     WHEREAS, this general meeting has acknowledged the report of the Board of Directors,

     RESOLVED to add after the fourth paragraph of article 18 of the Statuts the following provision:

     "Upon the decision of the board of directors published in the notice of any shareholders meeting, shareholders may, subject to the provisions of and procedures under applicable laws, send their proxy or voting instructions either on paper or using a teletransmission mean."

     RESOLVED FURTHER, that the remainder of article 18 of the Statuts remains unchanged.

FIFTEENTH RESOLUTION

     This resolution is to amend the Company's articles of association ("Statuts") in order to allow the Board of Directors to hold meeting via video-conference:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

     WHEREAS, this general meeting has acknowledged the report of the Board of Directors,

     RESOLVED, to amend the first sentence of article 11.3 of the Statuts, which shall read as follows:

     "The board of directors may not transact business validly unless at least half of its members attend the meeting. A quorum shall be deemed to exist when at least half of the directors are present at the meeting or participate in the meeting via video-conference, subject to the conditions determined by applicable laws and regulations then in effect."

     RESOLVED FURTHER, that the remainder of article 11.3 of the Statuts remains unchanged.

SIXTEENTH RESOLUTION

     This Resolution is to authorize a capital reduction by cancellation of treasury shares:

     WHEREAS, this general meeting has acted in accordance with the conditions of quorum and majority required for extraordinary general meetings,

     WHEREAS, this general meeting has acknowledged the report of the Board of Directors and the special report of the statutory auditors.

     RESOLVED, subject to the absence of opposition from the creditors of the Company, to authorize, for an eighteen-month (18) period, the Board of Directors to decrease the share capital by way of cancellation of shares held by the Company in connection with a repurchase of shares completed pursuant to a share repurchase plan,

     RESOLVED FURTHER, that the Board of Directors is hereby authorized to offset the capital decrease on the any of the reserves accounts as it deems appropriate,

     GRANTED to the Board of Directors full powers in order to amend the by-laws of the Company, as the case may be, to proceed with all formalities it deems appropriate and to carry out all formalities that are necessary.

     Such authorization shall remain valid for a maximum period of eighteen months from the date of this meeting. It replaces the prior authorization granted by the Fifth Resolution adopted at the shareholders meeting held on January 7, 2000.

                                    CUT HERE
 -------------------------------------------------------------------------------

                                    ANNEX A

                             BUSINESS OBJECTS S.A.
                                SOCIETE ANONYME
                   WITH A SHARE CAPITAL OF 6,102,682.90 EUROS
                 REGISTERED OFFICE : 157-159 RUE ANATOLE FRANCE
                             92300 LEVALLOIS-PERRET
                         R.C.S. NANTERRE B 379 821 994

                            ------------------------

                           ORDINARY AND EXTRAORDINARY
                GENERAL MEETING OF SHAREHOLDERS ON JUNE 12, 2001

                          REQUEST FOR INFORMATION FORM

     I, the undersigned, residing at  ,
holder of [           ] American Depositary Shares hereby request the sending of the documents and information concerning the mixed general meeting, as referred to in article 135 of the decree of March 23, 1967 on commercial companies.

     Executed in  ,

     On  .

REQUESTS OF INFORMATION ARE TO BE MAILED TO BNP PARIBAS DIVISION EMETTEURS ET TITRISATION, SERVICE DES ASSEMBLEES, LES COLLINES DE L'ARCHE -- 75450 PARIS CEDEX 09, FRANCE, LOCAL TELEPHONE NUMBER (331) 55 77 95 60, FAX NUMBER (331) 55 77 95 62

    Documents to be returned to:

     -----------------------------------------------------------

     -----------------------------------------------------------

     -----------------------------------------------------------

                                     ANNEX B

                             BUSINESS OBJECTS S.A.

 INSTRUCTIONS TO THE BANK OF NEW YORK, AS DEPOSITARY (MUST BE RECEIVED PRIOR TO
                     THE CLOSE OF BUSINESS ON JUNE 6, 2001)

The undersigned Holder of American Depositary Receipts hereby requests and instructs The Bank of New York, as Depositary, to endeavor, insofar as practicable, to cause to be voted the Deposited Securities corresponding to such Receipts registered in the name of the undersigned on the books of the Depositary as of the close of business on April 16, 2001 at the Ordinary and Extraordinary General Meeting of Shareholders of Business Objects S.A. to be held in France, on June 12, 2001 (First Call) and if needed on June 22, 2001 (Second Call), and any adjournments thereafter, in respect of the Resolutions specified in the Notice of Meeting.

NOTES:

Instructions as to voting on the specified resolutions should be indicated by an "X" in the appropriate box.

1.9 It is understood that if (i) a Voting Instruction Card which is signed but on which no voting instructions are indicated, (ii) a Voting Instruction Card is improperly completed, or (iii) no Voting Instruction Card is received by the Depositary from a Holder of American Depositary Receipts on or before June 6, 2001, the Depositary will deem such Holder to have instructed the Depositary to give a proxy to the President of the Meeting to vote in favor of each proposal recommended by the Board of Directors of the Company and against each proposal opposed by the Board of Directors of the Company.

      Business Objects S.A.
                                                       P.O. Box 11230
                                                       New York, NY 10203-0230

           (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

PROXY CARD GOES HERE.

Within the authority of the Ordinary General Meeting, the following items will be voted on:

                                                                                FOR        AGAINST

1     To approve the financial statements of Business Objects S.A. for          [ ]          [ ]
      fiscal year ended December 31, 2000

2     To allocate the profits for the year ended December 31, 2000              [ ]          [ ]

3     To renew the term of office of Mr. Charles as Director                    [ ]          [ ]

4     To renew the term of office of Mr. Eisenstat as Director                  [ ]          [ ]

5     To renew the term of office of Mr. Silverman as Director                  [ ]          [ ]

6     To authorize the Board of Directors to repurchase shares of the           [ ]          [ ]
      Company


Within the authority of the Extraordinary General Meeting, the following items will be voted on:

7     To issue 15, 000 share warrants to Mr. Charles                            [ ]          [ ]

8     To issue 15, 000 share warrants to Mr. Eisenstat                          [ ]          [ ]

9     To issue 15, 000 share warrants to Mr. Silverman                          [ ]          [ ]

10    To re-affirm the price setting conditions of shares reserved for
      issuance under the Employee Savings Plan                                  [ ]          [ ]

11    To reserve 50,000 shares for issuance under the Employee Savings          [ ]          [ ]
      Plan

12    To re-affirm the price setting conditions of shares reserved for          [ ]          [ ]
      issuance under the Employee Savings Plan

13    To reserve 200,000 shares for issuance under the 1995 International       [ ]          [ ]
      Employee Stock Purchase Plan

14    To amend article 18 of the articles of association (in order to           [ ]          [ ]
      allow shareholders votes via the internet)

15    To amend article 11.3 of the articles of association (in order to         [ ]          [ ]
      allow Board of Directors meetings via video-conference).

16    To authorize capital reductions by cancellation of treasury shares        [ ]          [ ]


                                   The Voting Instructions must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instructions must be executed by a duly authorized Officer or Attorney. In the case of joint holders, the signature of any one will suffice.

                                   Dated:                             , 2001

                                   _________________________________________
                                   Signature


                                   _________________________________________
                                   Signature, if held jointly

                                    ANNEX C

                             BUSINESS OBJECTS S.A.
                1995 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN,
                              AS OF JUNE 12, 2001


        The following constitute the provisions of the 1995 International Employee Stock Purchase Plan of Business Objects S.A, as amended pursuant to the extraordinary general meetings of shareholders of June 13, 1996, June 19, 1997, June 18, 1998? May 4, 1999 and June 5, 2000.

1.  PURPOSE.

        The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Shares of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.    DEFINITIONS.

(A) "ADR" shall mean an American Depositary Receipt evidencing American Depositary Shares corresponding to Shares.

(B) "ADS" shall mean an American Depositary Share corresponding to Shares.

(C) "Board" shall mean the Board of Directors of Business Objects S.A.

(D) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(E) "Company" shall mean Business Objects S.A., a corporation organized under the laws of the Republic of France.

(F) "Compensation" shall mean all base straight time gross earnings and sales commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

(G) "Custodian" shall mean Banque Paribas, or any successor or successors thereto.

(H) "Depositary" shall mean the Bank of New York, or any successor or successors thereto.

(I) "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(J) "Employee" shall mean any individual who is an Employee of the Company or a Designated Subsidiary for tax purposes. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or a Designated Subsidiary. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

(K) "Enrollment Date" shall mean the first day of each Offering Period.

(L) "Exercise Date" shall mean the last day of each Offering Period.

(M) "Fair Market Value" means, as of any date, the closing sale price in euros for one Share (or the closing bid, if no sales were registered) as quoted on the Premier Marche of Euronext Paris S.A.. as reported in La Tribune, or such other source as the Board deems reliable, on the last Trading Day prior to the first day of the Offering Period, or on the last Trading Day of the Offering Period.

(N) "Offering Period" shall mean a period of approximately six (6) months, commencing on the first Trading Day on or after April 1 and terminating on the last Trading Day in the period ending the following September 30, or commencing on the first Trading Day on or after October 1 and terminating on the last Trading Day in the period ending the following March 31, at the beginning of which an option may be granted and at the end of which an option may be exercised pursuant to the Plan. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(O) "Plan" shall mean this 1995 International Employee Stock Purchase Plan.

(P) "Purchase Price" shall mean an amount no less than 85% of the Fair Market Value of a Share on the last Trading Day prior to the Enrollment Date or to 85% of the Fair Market Value of a Share on the Exercise Date, whichever is lower. For countries with currencies denominated in other than the Euro (or tied to the Euro), the local currency equivalent of the Purchase price will be determined using the actual conversion rate from local currency into Euro on the date the funds are transferred to the Business Objects S.A. Employee Benefits Trust. This date may or may not be the exercise date.

(Q) "Shares" shall mean ordinary shares with a nominal value of E0.10, of the Company.

(E) "Reserves" shall mean the maximum number of Shares, which have been authorized for issuance under the Plan pursuant to Section 12 hereof.

(F) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting rights are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(G) "Trading Day" shall mean a day on which national stock exchanges and the National Association of Securities Dealers Automated Quotation (NASDAQ) System are open for trading.

(H) "Trust" shall mean the trust created by the Business Objects S.A. Employee Benefits Trust Agreement, attached hereto as Exhibit C.

(I) "Trustee" shall mean the trustee or trustees of the Trust.

3.      ELIGIBILITY.

        (A) Any Employee (as defined in Section 2(J), who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan.

        (B) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any

Subsidiary, or (ii) to the extent his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries would accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined with reference to the fair market value of the Shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.      OFFERING PERIODS.

        The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after April 1 and October 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.      PARTICIPATION.

        (A) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company's or a Designated Subsidiary's payroll office prior to the applicable Enrollment Date.


        (B) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.       PAYROLL DEDUCTIONS.

        (A) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount, together with amounts contributed under the Company's Plan d'Epargne d'Entreprise (the "Employee Savings Plan"), not to exceed ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period.


        (B) All payroll deductions made for a participant shall be credited to his or her account under the Plan and will be withheld in whole percentages only. After the last payday in an Offering Period such payroll deductions shall be transferred to the Trust as soon as practicable. Funds may be advanced by a Designated Subsidiary to the Trust, or by the Trust to the Company, as necessary or convenient under any applicable law or regulation. A participant may not make any additional payments into his or her account, either with the Company, a Designated Subsidiary, or the Trust.

        (C) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by filing with the Company or a Designated Subsidiary a new subscription agreement authorizing a change in payroll deduction rate. The Board or board of directors of a Subsidiary, as the case may be, may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company's or Designated Subsidiary's receipt of the new subscription agreement unless the Company or Designated Subsidiary elects to process a given change in participation more quickly. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in
Section 10 hereof.

        (D) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to 0%. Payroll deductions shall recommence at the rate provided in such participant's subscription agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in
Section 10 hereof.

        (E) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Shares issued under the Plan is disposed of, the participant must make adequate provision for the Company's or Designated Subsidiary's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Shares. At any time, the Company or Designated Subsidiary may, if required by the laws of the country of residence of the participant, withhold from the participant's compensation the amount necessary for the Company or Designated Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or Designated Subsidiary any tax deductions or benefits attributable to sale or early disposition of Shares by the Employee.

7.      GRANT OF OPTION.

        On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of Shares (in the form of ADSs) determined by dividing such Employee's payroll deductions accumulated and transferred to the Trust on or prior to such Exercise Date by the applicable Purchase Price; provided that in no event shall an Employee be permitted to purchase during each Offering Period more than 500 Shares, subject to adjustment as provided in Section 18 hereof; and provided further, that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to
Section 10 hereof, and shall expire on the last day of the Offering Period.

8.      EXERCISE OF OPTION

        With respect to each Exercise Date, the Company shall issue Shares to the Trust in accordance with Section 1.3 of the Trust, sufficient to meet its obligations to participating Employees under the Plan. Unless a participant withdraws from the Plan as provided in Section 10 hereof, notice of exercise of his or her option shall be deemed to have been given by the participant and his or her option for the purchase of Shares (in the form of ADSs) shall be exercised automatically by the Trustee on the Exercise Date, and the maximum number of full shares subject to such option shall be purchased for such participant by the Trustee at the applicable Purchase Price with the accumulated payroll deductions in his or her account with the Trust, and transferred to the Custodian to be deposited by the Custodian with the Depositary as ADSs; provided, however, no Shares shall be purchased which would result in the Employee receiving a fractional ADS; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full ADS shall be retained in the participant's account for use in the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant's account (whether due to withdrawal by the participant from the Plan pursuant to Section 10, termination of the Plan in accordance with Section 19, or otherwise) after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase ADSs hereunder is exercisable only by him or her.

9.      DELIVERY

        As promptly as practicable after each Exercise Date on which a purchase of Shares occurs, the Trustee shall arrange the delivery of ADSs to the Depositary by the Custodian representing the Shares purchased upon exercise of options by the Trustee for the participating Employees.

10.     WITHDRAWAL; TERMINATION OF EMPLOYMENT

        (A) A participant may withdraw all but not less than all the payroll deductions credited to his or her account with the Company or Designated Subsidiary at any time prior to the transfer of funds made pursuant to Section 6(b) by giving written notice to the Company or Designated Subsidiary in the form of Exhibit B to this Plan. All of the participant's payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of ADSs will be made during the

Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company or Designated Subsidiary a new subscription agreement.

        (B) Upon a participant's ceasing to be an Employee (as defined in Section 2(J) hereof) for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such participant's option will be automatically terminated; provided, however, that any payroll deductions held by the Trust in an individual account for an Employee shall be subject to the terms of such Trust. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

        (C) A participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or a Designated Subsidiary or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.     INTEREST

        No interest shall accrue on the payroll deductions of a participant in the Plan.


12.     SHARES


        (A) The maximum number of Shares authorized for issuance under the Plan shall be 400,000 Shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof. Capital increases to meet the Company's obligations under the Plan shall be determined and approved at extraordinary shareholders' meeting to be held at the same time as the annual shareholders' meetings of the Company, as necessary.


        (B) The Board shall, subject to shareholders authorization, from time to time reserve and issue to the Trust a number of Shares sufficient to meet its obligations under the current Offering Period of the Plan. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Company shall distribute all of the Shares remaining available for purchase under the Plan to the Trust, which shall make a pro rata allocation to the participating Employees.

        (C) The participant will have no interest or voting rights in shares covered by his or her option until such option has been exercised.

        (D) ADSs to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse, or in street name to be deposited with a broker.

13.     ADMINISTRATION

        The Plan shall be administered by the Board (or a committee thereof) or the board of directors of a participating Subsidiary (or a committee thereof), as the case may be. Such board or committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan with respect to any Employee of such Company or Subsidiary; provided, however, that any such construction, interpretation, application, determination and/or adjudication shall be subject to any terms, constructions, conditions, provisions, interpretations, determinations, adjudications, or decisions as may be adopted or made by the Board from time to time. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

14.     DESIGNATION OF BENEFICIARY

        (A) A participant, except for a participant who is an Employee of Business Objects (U.K) Ltd., may file a written designation of a beneficiary who is to receive any ADSs and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such ADSs and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

        (B) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall cause such ADSs and/or cash to be delivered to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may cause such ADSs and/or cash to be delivered to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.     TRANSFERABILITY

        Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive ADSs under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16.     USE OF FUNDS

        All payroll deductions received or held by the Company or Subsidiary under the Plan for its Employees may be used by the Company or such Subsidiary, as the case may be, for any corporate purpose, and the Company or Subsidiary shall not be obligated to segregate such payroll deductions. Notwithstanding the preceding sentence, all payroll deductions transferred to and held by the Trust shall be used solely by the Trust as specified in the Trust agreement attached hereto as Exhibit C.

17.     REPORTS

        Individual accounts will be maintained for each participating Employee by the Company or the Designated Subsidiary as well as the Trust. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of ADSs purchased and the remaining cash balance, if any, for the period covered by such statement.

18.     ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

        (A) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, combination or reclassification of the Shares, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an option.

        (B) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period and the Plan will terminate immediately prior to the consummation of such proposed action and any and all accumulated payroll deductions will be returned to the participating Employees in accordance with Section 19(a), unless otherwise provided by the Board.

        (C) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date") or to cancel each outstanding right to purchase and refund all sums collected from participants during the Offering Period then in progress. If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of common stock for each Share held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares and the sale of assets or merger. The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves in the event the Company effects one or more reorganizations, recapitalization, rights offerings or other increases or reductions of shares of its outstanding common stock, and in the event of the Company being consolidated with or merged into any other corporation.

19.     AMENDMENT OR TERMINATION

        (A) The Board, but not the board of directors of a Subsidiary, may at any time and for any reason terminate or amend the Plan. Except as provided in
Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board on any Exercise Date if the Board determines that the termination of the Plan is in the best interests of the Company and its shareholders. In the event that an Offering Period is terminated (or the Plan is terminated during an Offering Period), any and all accumulated payroll deductions shall be returned to the participating Employees. Except as provided in Section 18 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 or under
Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as required.


        (B) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's or Designated Subsidiary's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

20.     NOTICES.

        All notices or other communications by a participant to the Company or Designated Subsidiary under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or Designated Subsidiary at the location, or by the person, designated by the Company or Designated Subsidiary for the receipt thereof.

21.     CONDITIONS UPON ISSUANCE.

        Neither Shares nor ADSs or ADRs shall be issued with respect to an option unless the exercise of such option and the issuance and delivery of such ADSs or ADRs pursuant thereto, as well as the issuance of shares from the Company to the Trust and the transfer of shares from the Trust to the Custodian, shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, French Law No. 66-537 of July 24, 1966 relating to commercial companies, and the requirements of any stock exchange upon which the Shares or ADSs may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        As a condition to the exercise of an option, the Company or Trustee may require the person exercising such option to represent and warrant at the time of any such exercise that the ADSs are being purchased only for investment and without any present intention to sell or distribute such ADSs if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. TERM OF PLAN

        The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19 hereof.


23. GOVERNING LAW AND JURISDICTION


    This Plan shall be governed by and construed in accordance with the laws of the State of California, except for that body of law pertaining to conflicts of laws.

                                        *

                                      * * *


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

                                  EXHIBIT A-1
                             BUSINESS OBJECTS S.A.
                1995 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN
                            PARTICIPATION AGREEMENT

___ Original Application                  Original Enrollment Date:____________
___ Change in Payroll Deduction Rate        Change Notice Date:________________

1. _____________________________________ hereby elects to participate in the
Business Objects S.A. 1995 International Employee Stock Purchase Plan (the "International Employee Stock Purchase Plan").

2. I hereby authorize the Company or any Designated Subsidiary of which I am an Employee to make payroll deductions from each paycheck in the amount of________ % of my Compensation on each payday (together with amounts contributed under the Company's Employee Savings Plan, not to exceed 10%) during the Offering Period in accordance with the International Employee Stock Purchase Plan. (Please note that only whole percentages are permitted.)

3. I understand that said payroll deductions shall be accumulated in order to exercise the option(s) granted to me pursuant to the International Employee Stock Purchase Plan and to purchase ADSs representing Shares at the applicable Purchase Price determined in accordance with the International Employee Stock Purchase Plan. I understand that if I do not elect to withdraw from an Offering Period, any accumulated payroll deductions will be used by the Trustee to automatically exercise my option.

4. I have received a copy of the complete International Employee Stock Purchase Plan. I understand that my participation in the International Employee Stock Purchase Plan is in all respects subject to the terms of the Plan. I understand that the grant of the option by the Company under this Participation Agreement may be subject to obtaining shareholder approval of the International Employee Stock Purchase Plan, any Exhibit thereto and/or any amendment thereto.

5. ADSs purchased for me under the Employee Stock Purchase Plan should be issued in the name of (Employee Only):__________________________________________

6. I understand that, notwithstanding any other provision of this Participation Agreement or the International Employee Stock Purchase Plan:

     (A) neither the International Employee Stock Purchase Plan nor this Participation Agreement shall form any part of any contract of employment between the Company or any Designated Subsidiary and any Employees of any such company, and it shall not confer on any participant any legal or equitable rights (other than those constituting the Options themselves) against the Company or any Designated Subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any subsidiary;

     (B) the benefits to participants under the Plan shall not form any part of their wages, pay or remuneration or count as wages, pay or remuneration for pension fund or other purposes except if applicable for tax purposes

     (C) in no circumstances shall any Employee on ceasing to hold his or her office or employment by virtue of which he or she is or may be eligible to participate in the International Employee Stock Purchase Plan be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan, which he might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise."

     (D) the Company expressly retains the right to terminate the International Employee Stock Purchase Plan at any time and that I will have no right to continue to receive option grants under the International Employee Stock Purchase Plan in such event.

7. I understand that I may be subject to taxation as a result of my participation under the International Employee Stock Purchase Plan. I understand that although the basis for taxation may be calculated based upon the fair market value of the Shares at the exercise date, the Shares may/will not be deposited into my broker account on that day for at least 5 business days subsequent to the exercise date. I therefore understand that there may be a loss of value between the exercise date and the date Shares are deposited into my broker account., I have consulted any tax advisors in connection with my participation under the International Employee Stock Purchase Plan that I deem advisable, and have not relied on the Company for tax advice.

8. I understand that investment purchasing in Shares purchased under the International Stock Purchase Plan is not a risk free investment and is subject to a risk of loss in whole or part.

9. I hereby agree to be bound by the terms of the International Employee Stock Purchase Plan. The effectiveness of this Participation Agreement is dependent upon my eligibility to participate in the International Employee Stock Purchase Plan.

10. I hereby agree to permit (i) the Company or a Company agent to transfer my tax identification, address and other necessary personal information to a broker selected by the Company for the purpose of opening an International Employee Stock Purchase Plan related brokerage account in my name and ii) a broker selected by company to open said account. I consent to the transfer of the aforementioned personal information to any country as required by Company to administer the International Employee Stock Purchase Plan including, without limitation, the United States.

I UNDERSTAND THAT THIS PARTICIPATION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS I TERMINATE MY PARTICIPATION AS EVIDENCED BY ME.SUBMITTING A NEW PARTICIPATION AGREEMENT WITH THIS SO INDICATED.

Employee's Taxpayer
Identification Number (SS#): __________________________________

Employer:                    __________________________________

Employee's Address:          _________________________________


---------------------------------
Signature of Employee


Date: _________________

                                    EXHIBIT B

                              BUSINESS OBJECTS S.A.

                 1995 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

                              NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the Business Objects S.A. 1995 International Employee Stock Purchase Plan which began on ____________ (the "Enrollment Date") hereby notifies the Company or Designated Subsidiary that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company or Designated Subsidiary to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with the Company or Designated Subsidiary with respect to such Offering Period. The undersigned understands and agrees that his or her Option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of ADSs in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company or Designated Subsidiary a new Participation Agreement.

                      Name and Address of Participant:

                      ----------------------------------

                      ----------------------------------

                      ----------------------------------

                      ----------------------------------

                     Signature:

                      ----------------------------------

                      Date:
                           -----------------------------